UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §14a-11(c) or Rule 14a-12
AtriCure, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATRICURE, INC.
7555 Innovation Way
Mason, Ohio 45040
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2026
To Our Stockholders:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (Annual Meeting) of AtriCure, Inc. (the Company or AtriCure) on Monday, May 18, 2026. This year’s Annual Meeting will be a virtual meeting of stockholders. We believe that hosting a virtual meeting provides expanded access and improved communication between our stockholders and the Company. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATRC2026 and using the control number distributed with these proxy materials. You will not be able to attend the Annual Meeting in person. The meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect nine directors nominated by the Board of Directors, each to serve for a one-year term that expires at the 2027 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.To approve an amendment to the AtriCure, Inc. 2023 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 1,500,000;
4.To approve an amendment to the AtriCure, Inc. 2018 Employee Stock Purchase Plan to increase the number of shares of common stock authorized by 750,000;
5.To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
6.To transact such other business as may properly come before the Annual Meeting or any continuations, postponements or adjournments by or at the discretion of the Board of Directors of the Company.
The Annual Meeting will begin promptly at 11:00 a.m. ET. Only holders of record of shares of AtriCure common stock (NASDAQ: ATRC) at the close of business on March 26, 2026 will be entitled to notice of, and to vote at, the Annual Meeting and any continuations, postponements or adjournments of the Annual Meeting.
Under U.S. Securities and Exchange Commission rules we are furnishing our proxy materials over the Internet and mailing our stockholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access and review our proxy statement and 2025 Annual Report over the Internet.

By order of the Board of Directors,

/s/ Angela L. Wirick
Angela L. Wirick
Chief Financial Officer
Mason, Ohio
April 6, 2026

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE YOUR SHARES ELECTRONICALLY IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO BE ENTITLED TO VOTE ELECTRONICALLY AT THE ANNUAL MEETING.
ATRICURE, INC.
***IMPORTANT NOTICE***
Regarding Internet Availability of Proxy Materials
for the Annual Meeting to be held on May 18, 2026
You are receiving this communication because you hold shares in AtriCure, Inc, and the materials you should review before you cast your vote are now available.
The notice, proxy statement and Annual Report on Form 10-K are available at:
ir.atricure.com

ATRICURE, INC.
PROXY STATEMENT
FOR
2026 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors of AtriCure, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2026 Annual Meeting of Stockholders to be held on Monday, May 18, 2026, beginning at 11:00 a.m. EDT. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/ATRC2026. This proxy statement contains important information regarding the 2026 Annual Meeting of Stockholders. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.
In this proxy statement: the terms “we”, “our”, “us”, “AtriCure” and the “Company” each refer to AtriCure, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (SEC); and the term “meeting” means our 2026 Annual Meeting of Stockholders, including any continuations, postponements or adjournments thereof.
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE ANNUAL MEETING
Why will I be able to attend the meeting virtually and not in person?
We are hosting a virtual meeting of stockholders because the virtual meeting format provides expanded access and improved communication between our stockholders and the Company. We see the virtual format as a way to drive more stockholders to attend and participate in the Annual Meeting because the virtual format allows stockholders, wherever they may be located, to attend the Annual Meeting. Mindful that our stockholders reside in locations throughout the United States and the world, we want to provide an opportunity to our stockholders to attend the Annual Meeting without incurring the expense or devoting the time to travel to a physical location. In other words, we believe that the virtual format not only enhances the access stockholders have in attending the Annual Meeting, but it also saves our stockholders the money and time travel can require.
We have designed our virtual format to enhance, rather than constrain, stockholders' access and participation. For example, if you experience technical difficulties during the Annual Meeting, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or voting at the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be listed on the Annual Meeting login web page.
How can I receive proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of proxy materials to each stockholder. On or about April 6, 2026, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and our annual report for the fiscal year ended December 31, 2025 online. If you received the Notice, you will not automatically receive a printed copy of proxy materials. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet.
You can receive a printed copy of our proxy materials by following the instructions contained in the Notice regarding how you may request to receive your materials electronically or in printed form. Requests for printed copies of the proxy materials can be made by Internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and the most highly paid executive officers during 2025 and certain other required information.
Who is entitled to vote at the meeting?
Only stockholders who owned our common stock at the close of business on March 26, 2026 (the Record Date) are entitled to notice of and to vote at the meeting and at any continuations, postponements or adjournments thereof.
Who can attend the meeting?
Stockholders of records as of the Record Date may attend the meeting. If you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership in order to attend the meeting.
What are my voting rights?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2026. You may vote all shares owned by you as of March 26, 2026, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

Items to be voted on at meeting	Board Recommendation
Item 1: The election of nine nominees to serve as directors on our Board	FOR each nominee
Item 2: The ratification of the appointment of our independent registered public accounting firm for fiscal year 2026	FOR
Item 3: Amending the AtriCure, Inc. 2023 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 1,500,000	FOR
Item 4: Amending the AtriCure, Inc. 2018 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000	FOR
Item 5: An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement	FOR
These proposals are described more fully below. As of the date of this proxy statement, this is the only business that our Board intends to present or knows of that others will present at the meeting. If any other matter or matters are properly brought before the meeting, each properly executed proxy card will be voted in the discretion of the proxies named therein.
What constitutes a quorum?
A quorum is required to conduct business at the meeting. The presence at the meeting, virtually or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. As of March 26, 2026, 50,634,808 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote virtually at the meeting. We have enclosed a proxy card for your use.
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for your use in directing the broker, trustee or nominee as to how you would like them to vote your shares.
How can I vote my shares virtually at the meeting?
If you are a registered stockholder, there are several ways for you to vote. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. You may also vote by Internet before the date of the Annual Meeting, by proxy or by telephone, using one of the methods described in the proxy card. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.
Can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record may submit proxies by the Internet or telephone by following the instructions in the Notice or by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Beneficial owners may vote by following the instructions provided by the broker, trustee or nominee holding the shares.
What if I want to revoke and change my vote?
You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote: (i) by granting a new proxy bearing a later date or granting a later proxy by telephone or the Internet (which automatically revokes your earlier proxy), (ii) by providing a written notice of revocation to our Secretary prior to your shares being voted or (iii) by attending the meeting and voting virtually. Please note that attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee which gives you the right to vote your shares, by attending the meeting and voting virtually.
What vote is required to approve each item and how are votes counted?
The vote required to approve each item of business and the method for counting votes is set forth below:
•Election of Directors. AtriCure has adopted a majority voting standard for director elections which means that, subject to the provisions of Section 3.3 of our Bylaws, in an uncontested election of directors such as this (i.e., an election where the number of nominees does not exceed the number of directors to be elected at the meeting), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director’s election. You may vote “FOR”, “AGAINST” or "ABSTAIN" with respect to any or all of the director nominees. Abstentions and broker non-votes will have no effect on the election of directors.
•Ratification of Independent Registered Public Accounting Firm. For the approval of the ratification of the independent registered public accounting firm, the affirmative “FOR” vote of a majority of the voting power of the shares represented virtually or by proxy and entitled to vote thereon will be required. You may vote “FOR”, “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN”, your abstention has the same effect as a vote “AGAINST”. Broker non-votes will have no effect on the approval of this item of business.
•Approval of Amendment to the AtriCure, Inc. 2023 Stock Incentive Plan. For the amendment of the AtriCure, Inc. 2023 Stock Incentive Plan, the affirmative “FOR” vote of a majority of the voting power of the shares represented virtually or by proxy and entitled to vote thereon will be required. You may vote “FOR”, “AGAINST” or “ABSTAIN” for this item of business. If you "ABSTAIN”, your abstention has the same effect as a vote “AGAINST”. Broker non-votes will have no effect on the approval of this item of business.
•Approval of Amendment to the AtriCure, Inc. 2018 Employee Stock Purchase Plan. For the amendment of the AtriCure, Inc. 2018 Employee Stock Purchase Plan, the affirmative “FOR” vote of a majority of the voting power of the shares represented virtually or by proxy and entitled to vote thereon will be required. You may vote “FOR”, “AGAINST” or “ABSTAIN” for this item of business. If you "ABSTAIN”, your abstention has the same effect as a vote “AGAINST”. Broker non-votes will have no effect on the approval of this item of business.

•Advisory Vote on Compensation of Named Executive Officers. For the approval, on an advisory basis, of the compensation of our named executive officers, the affirmative “FOR” vote of a majority of the voting power of the shares represented virtually or by proxy and entitled to vote thereon will be required. You may vote “FOR”, “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN”, your abstention has the same effect as a vote “AGAINST”. Broker non-votes will have no effect on the approval of this item of business.
If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” ratification of the independent registered public accounting firm, "FOR" the amendment of the AtriCure, Inc. 2023 Stock Incentive Plan, "FOR" the amendment of the AtriCure, Inc. 2018 Employee Stock Purchase Plan, "FOR" the approval of the compensation of our named executive officers and in the discretion of the proxy holders on any other matters that properly come before the meeting).
What is a “broker non-vote”?
Under the rules that govern brokers who own shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote uninstructed shares on routine matters. The ratification of the appointment of an independent public accounting firm (Proposal 2) is considered a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on them. If a matter is not considered routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.
Because Proposal 1 (election of directors), Proposal 3 (amendment to the AtriCure, Inc. 2023 Stock Incentive Plan), Proposal 4 (amendment to the AtriCure, Inc. 2018 Employee Stock Purchase Plan) and Proposal 5 (advisory vote on compensation of named executive officers) are not considered routine, brokers holding shares for their customers will not have the ability to cast votes with respect to Proposals 1, 3, 4 and 5 unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to Proposals 1, 3, 4 and 5 are counted. Your broker, therefore, will need to return a proxy card without voting on Proposals 1, 3, 4 and 5 if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote”.
How are “broker non-votes” counted?
Broker non-votes will be counted for the purpose of determining the presence of a quorum for the transaction of business and will have the effects described above.
How are abstentions counted?
If you return a proxy card that indicates an abstention from voting, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of shares represented and entitled to vote with respect to a proposal. Abstentions will have the same effect as a vote “AGAINST” for Proposals 2, 3, 4 and 5, but will have no effect on the election of directors.
What happens if additional matters are presented at the meeting?
Other than the five proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Michael H. Carrel (our President and Chief Executive Officer) and Angela L. Wirick (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.
Who will serve as inspector of election?
The Secretary of the Company will tabulate the votes and act as inspector of election at the meeting.
What should I do in the event that I receive more than one set of proxy/voting materials?
You may receive more than one set of these proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For instance, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.
Who is soliciting my vote, and who will bear the costs of this solicitation?
Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these proxy materials, our directors and employees may also solicit proxies virtually, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Where can I find the voting results of the meeting?
We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission within four business days after the meeting.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.
•Stockholder Proposals: For stockholder proposals to be submitted for consideration at the annual meeting to be held in 2027 (2027 Annual Meeting), the written notice that complies with the requirements of our Bylaws must be received by the Secretary of AtriCure at our principal executive offices no earlier than November 9, 2026 and no later than December 7, 2026. Any notices delivered outside of these dates shall be considered untimely. For stockholder proposals to be considered for inclusion in our proxy statement for the 2027 Annual Meeting, a proponent stockholder must provide notice as required by Regulation 14A of the Securities Exchange Act of 1934 and any other applicable rules established by the SEC. Proposals should be addressed to:
AtriCure, Inc.
Attn: Secretary
7555 Innovation Way
Mason, Ohio 45040
•Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director at an annual meeting, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our Secretary no earlier than November 9, 2026 and no later than December 7, 2026. In order to comply with the universal proxy rules, stockholders who intend to solicit proxies for the 2027 Annual Meeting in support of director nominees other than AtriCure's nominees must also provide notice to AtriCure that sets forth the information required by Exchange Act Rule 14a-19 not later than December 7, 2026.
•Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws are also filed as an exhibit to our Annual Report on Form 10-K filed with sec.gov.

PROPOSAL ONE—ELECTION OF DIRECTORS
The Board of Directors
Our Restated Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders for a term of one year. Our Restated Certificate of Incorporation also provides that our Board of Directors may elect directors to fill vacancies or newly created directorships from time to time. Our Board currently consists of the following nine directors: Michael H. Carrel, Regina E. Groves, B. Kristine Johnson, Shlomo Nachman, Karen N. Prange, Deborah H. Telman, Sven A. Wehrwein, Robert S. White and Maggie Yuen, each of whose terms expire at this meeting.
Director Nominees
The Nominating and Corporate Governance Committee recommended, and the Board nominated, the following people, all of whom are current directors, for re-election as directors: Michael H. Carrel, Regina E. Groves, B. Kristine Johnson, Shlomo Nachman, Karen N. Prange, Deborah H. Telman, Sven A. Wehrwein, Robert S. White and Maggie Yuen. If elected, these nominees will hold office as directors until our 2027 Annual Meeting and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

				Committee Membership
Name	Age	Director Since	Independent	Audit	Compensation	Compliance, Quality, and Risk	Nominating and Corporate Governance	Strategy
Michael H. Carrel	55	2012	No
Regina E. Groves	67	2017	Yes	X*		C		X
B. Kristine Johnson	74	2017	Yes		X			C
Shlomo Nachman	64	2024	Yes			X		X
Karen N. Prange	62	2019	Yes		C		X
Deborah H. Telman	61	2021	Yes		X		C
Sven A. Wehrwein	75	2016	Yes	C*		X
Robert S. White	64	2013	Yes				X	X
Maggie Yuen	54	2021	Yes	X*

C = Chair
* = Board designated "audit committee financial expert" under SEC rules.
Biographical Information of Directors and Director Nominees
Biographical information about each of our directors and director nominees is set forth below. Information is provided as of the Record Date of March 26, 2026. The primary experience, qualifications, attributes and skills of each director nominee that led to the conclusion that such nominee should serve as a member of the Board of Directors are also described below.
Michael H. Carrel. Mr. Carrel has been President, Chief Executive Officer and director since November 2012. Since joining AtriCure, Mr. Carrel has fostered a patient-first company mission by focusing on the three core areas: innovation, clinical science and education. This strategy led AtriCure to invest in the development of a robust pipeline of novel products and groundbreaking clinical trials for the treatment of atrial fibrillation (Afib), left atrial appendage management and pain management, and continue to expand its market presence globally. These investments have driven significant growth in AtriCure's revenue, from $82 million in 2013 to $535 million in 2025, and allowed us to help more than one million patients to date. Further, market cap has increased from $115 million to approximately $2 billion as of December 31, 2025 under his leadership. During Mr. Carrel's tenure, AtriCure has acquired several companies, adding leading ablation and appendage management technologies to further AtriCure’s market position worldwide.
His career includes successful leadership in global organizations in healthcare and technology industries. Prior to joining AtriCure, Mr. Carrel was President and Chief Executive Officer of Vital Images, Inc., a publicly-traded medical imaging software company that was acquired by Toshiba Medical Systems Corporation. Previously, Mr. Carrel served as President and CEO of Zamba Corporation, a publicly-traded technology company, and as Chief Financial Officer of NextNet Wireless, Inc., both of which achieved successful acquisition exits.

Mr. Carrel currently serves as the Board Chair of Big Brothers Big Sisters of America and has been a director since 2021. He has served on the Board of Medical Device Manufacturers Association (MDMA) since 2015 and serves on the Board of AdvaMed® . He previously served as Board Chair of Axonics, Inc. from 2019 to 2024, prior to its acquisition by Boston Scientific in 2024. Mr. Carrel holds a B.S. in Accounting from Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania.
Mr. Carrel has extensive leadership experience in positions advising and overseeing strategic development and management of rapid growth. His deep understanding of our business, operations and strategy and broad knowledge of the medical device industry and competitive landscape qualify him to serve on our Board of Directors.
Regina E. Groves. Ms. Groves has served as one of our directors since March 2017. Most recently, Ms. Groves held multiple leadership roles at Stimwave, LLC, including serving as Chief Financial Officer and Chief Operating Officer, and served as a director of Stimwave Technologies, Inc. Previously, Ms. Groves served as the Chief Executive Officer of REVA Medical, Inc., a formerly publicly-traded medical device company focused on the bioresorbable polymer technologies for vascular applications. Prior to REVA Medical, she held various leadership positions at Medtronic, Inc. from 2002 to 2015, including Vice President and General Manager of AF Solutions, Cardiac Rhythm and Heart Failure division, where she successfully developed and executed strategies to re-enter the catheter-based Afib ablation market and achieved the goal to be market leader in paroxysmal, or intermittent, Afib ablation. Her experience at Medtronic included senior roles as Vice President of Quality and Regulatory for Medtronic’s Cardiac Rhythm Disease Management (CRDM) and Vice President and General Manager for Patient Management CRDM.
Ms. Groves currently serves on the Board of Directors of Fulgent Genetics, Inc., a publicly traded company providing technology-based therapeutic development and clinical diagnostics and several privately-held life science companies. Ms. Groves holds a B.S. in Pharmacy from the University of Florida and an M.B.A. from Harvard Graduate School of Business Administration. Ms. Groves qualifies as an “audit committee financial expert” under SEC rules, holds a CERT Certificate in Cybersecurity Oversight and completed A Director's Guide to AI: Strategy, Governance & Value Creation from the National Association of Corporate Directors (NACD).
As a seasoned executive in the medical device industry, Ms. Groves has significant leadership experience and diverse business skill set with a global perspective. Her background includes management of rapid growth, financial turnaround, acquisition integration and significant and complex events with reputational impact (including FDA). She is an expert in enterprise risk assessment and mitigation and possesses functional experience in strategy, finance, sales, Afib, manufacturing operations and marketing matters which the Board considers as valuable skills for evaluating and improving the Company’s competitive position as well as supporting the functions of the Board’s various committees.
B. Kristine Johnson. Ms. Johnson has served as one of our directors since March 2017. Ms. Johnson was most recently President and Managing General Partner of Affinity Capital Management, a venture capital firm focused on seed and early-stage healthcare investments, a role she held from 2000 to 2024. Previously, Ms. Johnson spent seventeen years at Medtronic, Inc., where she served in several leadership roles, including Chief Administrative Officer and President and General Manager of both the Vascular and Tachyarrhythmia Management businesses. She currently serves as a director for ClearPoint Neuro, Inc., formerly MRI Interventions, a publicly traded med-tech company. She previously served on the boards of several public companies, including Piper Jaffray Group, Inc. (now Piper Sandler), Paragon28, Inc.; ViewRay, Inc.; Spectranetics, Inc.; ADC Telecommunications, Inc. and Pentair, Inc. Ms. Johnson received her B.A. from St. Olaf College. In 2018, Ms. Johnson was a NACD Directorship 100 Honoree and in 2025 she was recognized by Board Prospects as one of the “100 Women Leaders in the Boardroom”.
Ms. Johnson has extensive experience in both the healthcare industry and the venture capital business, with the medical device industry being one of the primary areas of focus. Her deep ties to the healthcare and venture capital industries, as well as the significant experience she has from other public company boards, provide the Board with valuable insights and knowledge, particularly in matters related to mergers and acquisitions, executive compensation, corporate governance and medical technology.
Shlomo Nachman. Mr. Nachman has served as a member of the Board of Directors since January 2024. Mr. Nachman held multiple senior operating roles at Johnson & Johnson, most recently serving as Company Group Chairman of Cardiovascular and Specialty Solutions and Vision Groups within the Medical Devices business from 2013 through 2023. In this role, he led a diverse portfolio of six medical device businesses and served on the Medical Devices Group Operating Committee. Mr. Nachman previously served as Worldwide President of Biosense Webster and Cordis. He currently serves on the boards of several private medical device companies and the Arnold and Mable Beckman Foundation, a foundation focused on supporting research in chemistry and life sciences. Mr. Nachman holds a Bachelor's Degree in Management and Economics from Technion - Israel Institute of Technology.

Mr. Nachman has over 25 years of experience in the medical device industry and deep knowledge of many related business aspects including research and development, operations, and reinventing commercial models. This experience in operational roles, including strategic planning, market development and risk management, are beneficial to the management team and the Board.
Karen N. Prange. Ms. Prange has served as a director since December 2019. She was most recently Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein, Inc. and a member of its Executive Committee from 2016 to 2018. In this role, she led a business that generated over $6 billion of revenue across three different business units, growing to above-market levels in all business segments. Previously, Ms. Prange held senior leadership positions at Boston Scientific and Johnson & Johnson, including President of Urology and Pelvic Heath and General Manager of the Micrus Endovascular and Docman Neurovascular business.
Ms. Prange is an Industrial Advisor at EQT Group, a global investment organization, and currently serves on the board of publicly-traded medical device companies Embecta Corp. and Outset Medical, as well as WSAudiology, a privately-owned manufacturer of hearing aids. She has served on the boards of several publicly-traded medical device companies that were subsequently acquired. Ms. Prange holds a B.S. in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College.
Ms. Prange has public medical device board service and leadership experience in commercial and operational roles in healthcare companies. Ms. Prange's experience in managing innovation pipelines and acquiring and integrating companies, as well as extensive global business, strategic and innovation, risk management, executive compensation matters, ESG and regulatory compliance, are beneficial to the management team and the Board.
Deborah H. Telman. Ms. Telman has served as one of our directors since June 2021. From 2022 to 2025, Ms. Telman was Executive Vice President, Corporate Affairs and General Counsel for Gilead Sciences, Inc., a leading biopharmaceutical company, where she oversaw legal, government affairs, policy, and public affairs and served as Corporate Secretary. Previously, Ms. Telman served as Executive Vice President and General Counsel for Organon & Co., a global healthcare company formed in March 2021 through a spin off from Merck to focus on improving the health of women throughout their lives. Ms. Telman helped lead the separation work that created a standalone company serving more than 140 markets with more than 60 medicines and products across a range of therapeutic areas. Ms. Telman held senior roles at Sorrento Therapeutics, Johnson Controls International plc, Abbott Laboratories and The Boeing Company. She began her legal career at Winston and Strawn LLP. Ms. Telman currently serves as a director of the Chicago Humanities Festival. Ms. Telman holds a B.A. in Mathematics from the University of Pennsylvania and J.D. from Boston University School of Law.
Ms. Telman's extensive experience in legal affairs, mergers, acquisitions and divestitures, environmental, health and safety, human capital management, regulatory compliance and governance roles within healthcare companies are beneficial to the management team and the Board.
Sven A. Wehrwein. Mr. Wehrwein has served as one of our directors since November 2016. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999 and has more than three decades of experience in accounting, finance, investment banking and executive leadership. Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging-growth companies, chief financial officer and audit committee and board chair. Mr. Wehrwein currently serves on the boards of two publicly-traded companies: Proto Labs, Inc., a custom prototype manufacturer and SPS Commerce, Inc., a supply-chain management software company, and has previously served on the boards of several medical device and high-growth companies. Mr. Wehrwein holds a B.S. in Business from Loyola University of Chicago and an M.S. in Management from the Sloan School, MIT.
Mr. Wehrwein qualifies as an “audit committee financial expert” under SEC rules. As Chair of the Audit Committee, Mr. Wehrwein also keeps the Board informed of current audit issues and collaborates with our independent auditors and senior management team. Given his experiences in investment banking and in financial leadership positions, Mr. Wehrwein’s capabilities in financial understanding, strategic planning, corporate governance, mergers and acquisitions, and auditing expertise qualify him to serve on our Board of Directors.
Robert S. White. Mr. White has served as a director since March 2013. Mr. White is an Operating Partner of EW Healthcare Partners. Previously, he served as President and Chief Executive Officer of Entellus Medical, Inc., which was acquired by Stryker Corporation and as President and CEO of TYRX, which was acquired by Medtronic, Inc. Mr. White held several senior leadership positions with Medtronic, Inc., including President of Medtronic Kyphon, President of Physio Control and Vice President of U.S. Sales and Global Marketing for Cardiac Rhythm Disease Management. He currently serves on the boards of several privately-held medical device companies including BioTissue Holdings Inc., Vital

Connect, Cardiac Dimensions, and Melodi Health. Mr. White holds a B.S. in Aerospace Engineering from the University of Missouri-Rolla and an M.B.A. from Cornell University.
Mr. White’s significant knowledge of the medical device industry, business development initiatives, regulatory compliance, corporate governance and experience in growing companies and significant mergers and acquisitions experience uniquely benefit AtriCure.
Maggie Yuen. Ms. Yuen has served as one of our directors since June 2021. Ms. Yuen has served as Chief Financial Officer of Penumbra, Inc., a global healthcare company focused on innovative therapies, since December 2019. Penumbra recently announced it has entered into a definitive agreement to be acquired by Boston Scientific. Ms. Yuen is a seasoned executive with more than 25 years of experience within the manufacturing, medical devices and life science industries. Over the course of her career, she has developed financial and operational expertise at both multibillion-dollar public companies and entrepreneurial start-up ventures. Previously, Ms. Yuen served as Vice President of Finance and Divisional Chief Financial Officer for the Genetic Science Division for Thermo Fisher Scientific Inc. and Chief Financial Officer at Mirion Technologies. She has also held leadership roles at Boston Scientific, GLU Mobile, Lifescan Inc., Picker International, Rockwell Automation and Eaton Corporation. Ms. Yuen holds a B.A.Sc. in Accounting, a Master of Accountancy and an M.B.A. from Case Western Reserve University. She qualifies as an “audit committee financial expert” under SEC rules.
Ms. Yuen's significant experience in finance, manufacturing and the medical device industry, along with experience in growing companies, benefit AtriCure's Board and management.
Board of Directors’ Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
The Company has separate Chief Executive Officer and Board Chair positions. Mr. White serves as our Chairman of the Board, presiding over Board meetings and providing the Company with the benefit of his appreciation for and understanding of the risks associated with the Company's business, as well as an intimate knowledge of the Company’s technologies and the medical device industry. Mr. Carrel serves as our President and Chief Executive Officer and provides the Company with the benefit of his strategic and creative vision, an extensive knowledge of the Company’s operations, an understanding of the day-to-day challenges faced by companies in the medical device industry and his business and financial expertise.
The Board currently believes that, at this time, based on the skills and responsibilities of the various members of the Board and management, and in light of the general economic, business and competitive environment facing the Company, the separation of the Chair and Chief Executive Officer roles enhances appropriate oversight of management by the Board, Board independence, the accountability to our stockholders by the Board and our overall leadership structure. Furthermore, the Board believes that maintaining separation of the Chair function from that of the Chief Executive Officer allows the Chief Executive Officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.
Board Refreshment and Diversity
The Nominating and Corporate Governance Committee continues to consider the views of institutional investors and proxy advisory firms as it evaluates the composition of the Board. The Nominating and Corporate Governance Committee uses the annual Board and Committee evaluation processes to address Board refreshment and considers diversity a priority. The National Association of Corporate Directors (NACD) recognized us as the winner of the 2022 Diversity, Equity & Inclusion Award in the Small Cap - Public Company category. This award recognizes boards that have improved their governance and created long-term value for stakeholders by implementing forward-thinking diversity, equity and inclusion practices. We believe that the diversity of our Board of Directors helps to set the “tone at the top” for our initiatives.
Consideration of Director Nominees
Stockholder Nominations and Recommendations. As described above in the Questions and Answers section under “What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the information required by our Bylaws and the following information to our Secretary at 7555 Innovation Way, Mason, Ohio 45040: the candidate’s name, age, home and business contact information, principal occupation or employment, the class and number of shares of AtriCure stock beneficially owned, information regarding any relationships, arrangements or understandings between the candidate and AtriCure and any other information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors or is otherwise required, including the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.
Director Qualifications. Members of our Board should have the highest professional and personal ethics and values and conduct themselves consistent with our Code of Conduct. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee formally reviews each director’s continuation on the Board at the expiration of the director’s term. The Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members and the qualifications set forth in our Bylaws.
Identifying and Evaluating Director Nominees. New candidates for nomination may come to the attention of our Board through professional search firms, stockholders, existing directors, our executive officers or other persons. The Nominating and Corporate Governance Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of our Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors nor does the Committee have a formal policy with respect to diversity. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.
Director Skills and Qualifications
The Board has focused on maintaining a highly skilled and qualified group of directors with a high level of gender diversity. As of the date of this proxy statement, 56% of the Company's Board of Directors were women. The following is a summary of relevant skills and qualifications of our existing directors.

Diverse Range of Qualifications and Skills Represented by Our Nominees
Qualification or Skill	Prevalence	Qualification or Skill	Prevalence
Medical Devices	All nine nominees	Service on Public Boards	Eight of nine nominees
Growth Companies & Investment	All nine nominees	Corporate Governance	All nine nominees
Atrial Fibrillation	Four of nine nominees	Strategy	All nine nominees
Medical Payment & Reimbursement	Eight of nine nominees	Human Capital Management	Seven of nine nominees
FDA	All nine nominees	Risk Management	All nine nominees
Mergers & Acquisitions	All nine nominees	Finance & SOX Compliance	Seven of nine nominees
Sales & Marketing	Six of nine nominees	Cybersecurity Oversight	One of nine nominees
CEO Experience	Six of nine nominees
Independence of the Board
The NASDAQ Global Market (NASDAQ) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent”, as affirmatively determined by the board of directors. Currently, our Board consists of the following nine directors: Michael H. Carrel, Regina E. Groves, B. Kristine Johnson, Shlomo Nachman, Karen N. Prange, Deborah H. Telman, Sven A. Wehrwein, Robert S. White (Chairman) and Maggie Yuen. Our Board has affirmatively determined that each of the directors and nominees, other than Michael H. Carrel, our President and Chief Executive Officer, is independent under the listing standards established by NASDAQ.
As required under the NASDAQ listing standards, our non-management directors meet in regularly scheduled executive sessions at which only independent directors are present.
Committees of the Board
Our Board has five standing committees: the Audit Committee; the Compensation Committee; the Compliance, Quality and Risk Committee; the Nominating and Corporate Governance Committee; and the Strategy Committee. Each committee has a written charter which is available on our website at ir.atricure.com under “Corporate Governance”. From time to time, our Board may also appoint committees for special purposes.
Our Board of Directors attended the Annual Meeting and met five times during 2025. The following table lists the number of times each committee met in 2025, the major responsibilities, and the current membership for each committee. The table on page 6 and the notes thereto describe membership and chair positions effective as of the date of the Annual Meeting.

Committee / Meetings	Current Committee Members	Key Responsibilities
Audit Committee 5 meetings	Regina E. Groves Sven A. Wehrwein (chair) Maggie Yuen
•Responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; reviews the scope, fees and results of activities related to audit and non-audit services.
•Oversees our financial controls, annual audit and financial reporting.
•Reviews the effectiveness of our internal control over financial reporting and accounting and reporting practices and procedures with our management and our independent registered public accountants.
•Reviews with management and the independent auditor any significant risks or exposures related to accounting, audit and financial matters, including cybersecurity risk with respect to such matters, and assess the steps management has taken to minimize such risks.

Compensation Committee 5 meetings	B. Kristine Johnson Karen N. Prange (chair) Deborah H. Telman
•Assists the Board in overseeing the Company’s management compensation policies and practices.
•Determines and approves the compensation of our Chief Executive Officer.
•Reviews and approves compensation levels for our other executive officers, management incentive compensation policies and programs, equity compensation programs for employees and exercises discretion in the administration of those programs.
•Reviews with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and produces an annual report on executive compensation that contains a recommendation with respect to inclusion of the CD&A in our filings with the SEC.
•Recommends the amounts and form of compensation for non-management directors for their service on the Board and committees.

Compliance, Quality & Risk Committee 4 meetings	Regina E. Groves (chair) Shlomo Nachman Sven A. Wehrwein
•Responsible for providing ongoing oversight over our Code of Conduct, compliance with applicable U.S. Food and Drug Administration and international requirements and other compliance activities which present significant regulatory risk to us.
•Assists the Board in evaluating the effectiveness of our compliance program.
•Oversees the Company’s quality systems and compliance, legal and enterprise risk management and control activities.
•Oversees compliance with data security and privacy laws, including matters related to data protection and patient and consumer privacy.
•Receives quarterly reports from management regarding the Company's information security programs, vulnerabilities and cybersecurity initiatives.

Committee / Meetings	Current Committee Members	Key Responsibilities
Nominating and Corporate Governance Committee 4 meetings	Karen N. Prange Deborah H. Telman (chair) Robert S. White
•Responsible for reviewing and making recommendations on the composition of our Board and selection of directors.
•Periodically assesses the functioning of our Board and its committees and makes recommendations to our Board regarding corporate governance matters and best practices.
•Periodically reviews the environmental and social responsibility policies and practices and reporting of the topics.
•Responsible for ensuring there is an effective succession plan for the Company’s CEO, which addresses a short-term or unexpected loss of our CEO.
•Annually discusses long-term executive succession.

Strategy Committee 3 meetings	Regina E. Groves B. Kristine Johnson (chair) Shlomo Nachman Robert S. White
•Responsible for assisting the Board in carrying out its oversight responsibilities, from time to time as needed, relating to potential mergers, acquisitions, divestitures, joint ventures and other key strategic transactions outside the ordinary course of the Company’s business, in each case other than any transaction involving a sale or change of control of the Company.

The composition of the Compensation; Compliance, Quality and Risk; Nominating and Governance; and Strategy Committees satisfies the independence requirements of NASDAQ. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Our Board has also determined that Regina E. Groves, Sven A. Wehrwein, and Maggie Yuen each qualify as an “audit committee financial expert”, as defined in SEC rules.
Our directors are strongly encouraged to attend the Company’s annual meeting of stockholders. All of our directors which served during 2025 attended the 2025 Annual Meeting. All of our directors attended at least 75% of the aggregate of all Board meetings and meetings of Committees on which such directors served during 2025.
Director Compensation
The Compensation Committee engages an independent compensation consultant to conduct a competitive pay assessment with respect to the compensation of the Company’s non-employee directors every two to three years. Each non-employee director receives retainers for service as follows:

Director Compensation
Annual Cash Retainer		$50,000
Additional Cash Retainer to Chair of the Board		50,000
Annual Stock Retainer(1)		175,000

Committee	Chair Retainer(2)	Membership Retainer
Audit	$20,000	$10,000
Compensation	15,000	7,500
Compliance, Quality and Risk	15,000	7,500
Nominating and Corporate Governance	10,000	5,000
Strategy	10,000	7,500

(1)Reflects restricted stock granted on the date of the annual meeting of stockholders, with the number of shares determined by dividing the annual retainer by closing stock price on the annual meeting date. The annual grant vests in full on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting.
(2)Includes committee membership retainer.

Upon appointment to the Board, non-employee directors are granted approximately $175,000 of restricted stock, valued on the date of grant and vesting annually over a three-year period in lieu of the annual stock retainer. All Board members elected at a subsequent annual meeting of stockholders are granted the Annual Stock Retainer.
Director Compensation Table
The following table summarizes compensation earned by our non-employee directors for the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Regina E. Groves	$82,500	$174,992	$257,492
B. Kristine Johnson	67,500	174,992	242,492
Shlomo Nachman	65,000	174,992	239,992
Karen N. Prange	70,000	174,992	244,992
Deborah H. Telman	67,500	174,992	242,492
Sven A. Wehrwein	77,500	174,992	252,492
Robert S. White	112,500	174,992	287,492
Maggie Yuen	60,000	174,992	234,992

(1)Amounts in the stock awards column represent the aggregate grant date fair value of restricted stock awards computed, as of each award date, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (ASC 718). No stock options were granted during 2025.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its Committees, individual directors and management should perform their respective functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at ir.atricure.com under “Corporate Governance”.
Code of Conduct
AtriCure is committed to maintaining the highest standards of business conduct and ethics. Our Code of Conduct reflects our values and the business practices and principles of behavior that support this commitment. Our Code of Conduct is an integral part of our business conduct compliance program and embodies our commitment to conduct operations in accordance with the highest legal and ethical standards. The Code of Conduct applies to all of our officers, directors and employees. Each officer, director and employee receives training when onboarded and annually thereafter and is responsible for acknowledging, understanding and complying with the Code of Conduct. The Code of Conduct is supplemented by an additional Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics is applicable to our Chief Executive Officer, Chief Financial Officer and key finance employees with responsibility or authority for financial control, oversight or reporting matters. Each code is available on our website at ir.atricure.com under “Corporate Governance”. We will post any amendments to either code, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on our website.
We have also adopted and implemented voluntary standards established by the Advanced Medical Technology Association (AdvaMed), a United States trade association for medical device manufacturers, governing interactions between medical device manufacturers and healthcare professionals (HCPs) known as the AdvaMed Code of Ethics on Interactions with Health Care Professionals (AdvaMed Code). These standards are intended to ensure that such interactions are transparent and comply with applicable laws, regulations and government guidance. The standards address interactions related to sales and marketing practices, research and development, product training and education, grants and charitable contributions, support of third-party educational conferences and consulting arrangements. AtriCure is also a member of MedTech Europe, a voluntary trade association for the medical technology industry including diagnostics, medical devices and digital health. MedTech Europe and its members are committed to a high level of ethical business practices and have put in place strict guidelines to advise medical technology manufacturers on how to collaborate ethically with HCPs and healthcare organizations (HCOs). It covers medical education and research and development. It also introduces an independent enforcement mechanism and transparency obligations. The Code sets clear and transparent rules for the industry's relationships with HCPs and HCOs, including company events, third-party organized events, arrangements with consultants, gifts, research and financial support to medical education. We have adopted the MedTech Code and incorporated its principles in our Global Health Care Compliance Manual, employee training programs and relationships with medical professionals. This manual also takes into account other global compliance principles as set forth in other international code of ethics, such as the APAC Med Code of Ethical Conduct and AdvaMed China Code.
Compensation Committee Interlocks and Insider Participation
During 2025 and through the date of this proxy statement, none of the members of our Compensation Committee were or are an officer or employee of the Company, had or have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.
Certain Relationships and Related Party Transactions
Our Audit Committee charter provides that the Audit Committee will review and discuss with management potential transactions with related parties. Related party transactions requiring Audit Committee approval include transactions that are significant in size and transactions that involve terms or aspects that differ from those which would be entered into between independent parties.
Communications with the Board of Directors
Stockholders are invited to communicate to the Board or its committees by writing to: AtriCure, Inc., Chair of the Board of Directors or the Chair of a Board committee, 7555 Innovation Way, Mason, Ohio 45040. All such stockholder communications (except for spam, junk mail, mass mailings, resumes, job inquiries, surveys, business solicitations or advertisements, or patently offensive, hostile, threatening or otherwise unsuitable or inappropriate material) will be forwarded to the specific director or directors to whom the communications are addressed.
Board’s Role in Risk Oversight
Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has the responsibility for the oversight of our risk management processes. Our Enterprise Risk Management ("ERM") program provides an ongoing process at all levels across each business unit and corporate function to identify, assess and monitor risk, and to implement mitigating actions, if possible. When the ERM process identifies a material risk, it will be elevated through the management team to the Compliance, Quality and Risk Committee and the Board for its review and consideration. Both the full Board and the Compliance, Quality and Risk Committee periodically receive and review presentations from management regarding the ERM process to assess whether it is functioning effectively.
Senior management attends regular meetings of the Board, providing presentations on operations and risk exposure and mitigation activities. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, quality risks, cybersecurity risks, reputational risks and risks related to acquisitions and dispositions.
Our Board committees are responsible for specific areas of risk oversight:
•The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include, but are not limited to, risks related to preparing our financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial, auditing, treasury and cybersecurity risks insofar as such cybersecurity risks relate to accounting, audit and financial matters.
•The Compensation Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks arising from our compensation policies and programs.

•The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks associated with Board organization, membership and structure; as well as the Company’s environmental and social responsibility policies and practices, succession planning, and corporate governance.
•The Compliance, Quality and Risk Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks relating to the Company’s Code of Conduct, compliance with applicable U.S. Food and Drug Administration requirements and international law, compliance program, cybersecurity policy, procedures and risk mitigation and enterprise risk management and control activities except to the extent to which such functions relate to accounting, audit and financial matters for which the Audit Committee is responsible.
•The Strategy Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks relating to potential mergers, acquisitions, divestitures, joint ventures and other key strategic transactions outside the ordinary course of the Company’s business.
Our Board is apprised by the chairperson of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. The leadership structure of our Board supports the Board’s effective oversight of our risk management.
Board Evaluations
In accordance with the Company's Corporate Governance Guidelines, the Board of Directors and committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee receives input on the Board’s performance from directors and, through its Chair, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessments focus on the Board’s and committees’ contribution to the Company and on areas in which the Board or management believes that the Board or any of its committees could improve. The Board and the Nominating and Corporate Governance Committee use the self-evaluations in making determinations regarding which directors will be nominated for election at the Annual Meeting. The Board and committee evaluation process also informs Board and committee composition, which includes evolution of the director skills and experience qualifications criteria to meet the current and anticipated needs of the business.

MANAGEMENT
Our directors, nominees for director and executive officers are set forth below. Information regarding our directors and director nominees is set forth above under “Proposal One—Election of Directors—Biographical Information of Directors and Director Nominees”.

Name	Age	Position
Robert S. White	64	Board Chair
Michael H. Carrel	55	President, Chief Executive Officer and Director
Regina E. Groves	67	Director
B. Kristine Johnson	74	Director
Shlomo Nachman	64	Director
Karen N. Prange	62	Director
Deborah H. Telman	61	Director
Sven A. Wehrwein	75	Director
Maggie Yuen	54	Director
Angela L. Wirick	48	Chief Financial Officer
Karl S. Dahlquist, J.D., C.C.E.P.	56	Chief Legal Officer
Vinayak Doraiswamy, Ph.D.	54	Chief Scientific Officer
Justin J. Noznesky	48	Chief Marketing and Strategy Officer
Salvatore Privitera, J.D.	59	Chief Technical Officer
Douglas J. Seith	60	Chief Operating Officer

Angela L. Wirick was appointed Chief Financial Officer in August 2020, and leads the Company's Finance, Information Technology and Human Resources functions. Immediately prior to this, Ms. Wirick served as our Vice President, Finance for four years, where she led the global accounting and finance functions of the Company and supported strategic initiatives such as acquisitions and capital raises. Ms. Wirick joined the Company in 2014 as Director, Finance. Ms. Wirick began her career in public accounting at Arthur Andersen LLP and Deloitte & Touche LLP, serving clients in a variety of industries over fourteen years. Ms. Wirick currently serves on the Business Advisory Council for the School of Business Administration at the University of Dayton. Ms. Wirick received her B.S.B.A. in Accounting from the University of Dayton and is a Certified Public Accountant (Inactive).
Karl S. Dahlquist, J.D., C.C.E.P. has served as our Chief Legal Officer since March 2019. Mr. Dahlquist joined the Company in August 2013 as Vice President, Legal and Regulatory Affairs and Chief Compliance Officer. Mr. Dahlquist began his career as a lawyer specializing in medical device litigation and regulation at an international law firm. In 1999, he left private practice to join the legal department of Medtronic, Inc., where he was Senior Counsel to the Spinal & Biologics business. Mr. Dahlquist subsequently served in a variety of senior legal, compliance and quality management roles with St. Jude Medical, GE Healthcare and Johnson & Johnson. He attended the University of Michigan in Ann Arbor, where he earned Bachelor of Science and Juris Doctor degrees.
Vinayak Doraiswamy, Ph.D. has served as our Chief Scientific Officer since March 2021, previously serving as our Senior Vice President, Clinical, Regulatory, Medical and Scientific Affairs since March 2017. Prior to joining AtriCure, he served as Vice President of Global Clinical Operations at St. Jude Medical overseeing clinical operations for over 100 clinical trials worldwide and managed a team of over 300 people. He spent a large portion of his career in the Afib market and served in various leadership capacities, including program management, clinical affairs, strategic planning and portfolio management. Before St. Jude Medical, Dr. Doraiswamy held several positions of increasing responsibility in marketing, field clinical engineering, IDE and post market clinical studies at Boston Scientific, Guidant Corporation, and Promega Corporation. Dr. Doraiswamy received his B.S. and M.S. in Zoology from Presidency College of Chennai, India, M.B.A. from the Wisconsin School of Business and Ph.D. from North Dakota State University.
Justin J. Noznesky has served as our Chief Marketing and Strategy Officer since March 2021, having previously served as our Senior Vice President, Marketing and Business Development since March 2016 and as our Vice President, Marketing and Business Development since January 2014. Mr. Noznesky has over 20 years of experience in roles that include leading strategic planning, mergers and acquisitions, global strategic marketing and communications, and healthcare economics and reimbursement. From 2004 to 2013, Mr. Noznesky held various leadership positions at Vital Images, Inc., a subsidiary of Toshiba Medical Systems Corporation, including Vice President, Marketing and Business

Development. Prior to working for Vital Images, Mr. Noznesky worked at UnitedHealth Group in Corporate Finance and at Arthur Andersen LLP as a senior auditor. Mr. Noznesky received his B.A. from Bethel University.
Salvatore Privitera, J.D. has served as our Chief Technical Officer since January 2017. Prior to joining AtriCure, Mr. Privitera served as Vice President of Research and Development at Bard Medical (“BMD”), a division of C.R. Bard, Inc. Prior to his role at BMD, Mr. Privitera worked for AtriCure as the Vice President of Engineering and Product Development for nine years. Prior to AtriCure, Mr. Privitera worked at Ethicon Endo-Surgery, a Johnson and Johnson company, in a variety of research, development and operations roles. Mr. Privitera is a named inventor on over seventy U.S. patents as well as dozens of international counterparts. He is a member of the Advisory Board for the University of Buffalo School of Biomedical Engineering and serves on the Boards of Directors for Ohio Life Sciences and the Cincinnati Chapter of the American Heart Association (AHA), where he supports multiple AHA initiatives. Mr. Privitera received his B.S. from the University of Buffalo, his M.B.A. from Xavier University and his J.D. from Northern Kentucky University.
Douglas J. Seith has served as our Chief Operating Officer since January 2015, having previously served as our Senior Vice President, Sales and Marketing from 2013 to 2014 and as our Vice President, United States Sales from 2011 to 2013. Since joining AtriCure in 2004 as a Regional Sales Leader, Mr. Seith has held a variety of progressive sales and sales leadership positions, including Area Director roles. Mr. Seith has over 30 years of cardiothoracic, cardiology and general surgery sales and sales and marketing leadership experience. Prior to joining AtriCure, Mr. Seith held sales leadership and sales positions with A-Med/EmoblX, Inc., where he was the Vice President of Sales, Heartport, Inc., Scimed Life Systems, a division of Boston Scientific, Inc. and Automated Instruments (a division of Unites States Surgical Corporation). Mr. Seith received his B.A. from Ohio Wesleyan University.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of the Company’s financial statements for the year ending December 31, 2026. Deloitte & Touche LLP has audited the Company’s financial statements since 2002.
The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026. Although not required by law, the rules of NASDAQ or the Company’s Bylaws, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.
Board of Directors’ Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.
Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. In addition to retaining Deloitte & Touche LLP to audit the Company’s financial statements for 2025, the Audit Committee retained Deloitte & Touche LLP to provide audit-related services in 2025. The Audit Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee evaluates Deloitte’s qualifications, performance and independence and presents its conclusions to the full Board on an annual basis.
The aggregate fees billed or to be billed by Deloitte & Touche LLP for audit services provided to the Company for 2025 and 2024 and billed related to other services provided during 2025 and 2024 were as follows:

Service Category	2025	2024
Audit Fees	$813,500	$815,000
Audit-Related Fees	2,023	2,023
Tax Fees	—	—
All Other Fees	—	—
Total	$815,523	$817,023
In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services and reimbursement for out of pocket expenses for the audit of a company’s financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.
Pre-Approval Policies and Procedures
To help ensure the independence of our independent registered public accounting firm, all audit and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, or the Audit Committee may delegate to one or more of its members the authority to grant the required approvals.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Management has the primary responsibility for maintaining effective internal control over financial reporting and for preparing AtriCure’s financial statements. AtriCure’s independent registered public accounting firm is responsible for performing independent audits of AtriCure’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and AtriCure’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibilities include monitoring and oversight of corporate accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed with management the audited financial statements included in AtriCure’s Annual Report on Form 10-K, including a discussion of significant accounting principles, the reasonableness of significant estimates and judgments made in preparing the financial statements and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with the Chief Executive Officer and the Chief Financial Officer of AtriCure the certifications required to be given by such officers in connection with AtriCure’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with giving such certifications. The Audit Committee’s responsibilities are set forth in a written charter, a copy of which is available on our website at ir.atricure.com under “Corporate Governance”.
The Audit Committee is responsible for reviewing, approving and managing the engagement of AtriCure’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereof, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed and discussed with AtriCure’s independent registered public accounting firm its judgments as to the acceptability as well as the appropriateness of AtriCure’s application of accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm by the Public Company Accounting Oversight Board, the Securities and Exchange Commission and other applicable law and listing standards. AtriCure’s independent registered public accounting firm is responsible for expressing an opinion on the conformity, in all material respects, of AtriCure’s financial statements with accounting principles generally accepted in the United States of America. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with AtriCure’s independent registered public accounting firm its independence from management and AtriCure and has considered the compatibility of non-audit services with the independence of AtriCure’s independent registered public accounting firm.
The Audit Committee discussed with AtriCure’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm to discuss the results of its examinations, its evaluation of the effectiveness of AtriCure’s internal control over financial reporting and the overall quality of AtriCure’s financial reporting. The Audit Committee held five meetings during the year ended December 31, 2025.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AtriCure’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission. The Audit Committee has also selected, subject to stockholder ratification, Deloitte & Touche LLP as AtriCure’s independent registered public accounting firm for the year ending December 31, 2026.
Submitted by the following members of the Audit Committee:

AUDIT COMMITTEE
Sven A. Wehrwein, Chair
Regina E. Groves
Maggie Yuen

PROPOSAL THREE—AMENDMENT TO 2023 STOCK INCENTIVE PLAN
Based on the recommendation of the Compensation Committee, the Board of Directors voted to approve and recommend, subject to the approval of stockholders, an amendment to the 2023 Stock Incentive Plan. The amendment would provide an increase of 1,500,000 shares of common stock authorized for issuance under the 2023 Stock Incentive Plan, from 4,500,000 shares to 6,000,000 shares. The increase in the total number of shares of common stock authorized for issuance with respect to incentive stock options in accordance with the Internal Revenue Code (Code) is also 1,500,000. No other provisions of the 2023 Stock Incentive Plan are being amended at this time. The 2023 Stock Incentive Plan as it is proposed to be amended and restated would allow us to continue to attract and retain experienced, high quality and high performing directors, executives and other employees with equity incentives. If we cannot offer equity-based compensation, we may have to increase our use of cash compensation, which could have an adverse impact on our business plans and operations.
The Amended and Restated 2023 Stock Incentive Plan (Amended 2023 Plan) document is attached as Annex A. Set forth below are: a summary of the principal features of the Amended 2023 Plan and a description of the U.S. federal income tax consequences under the Amended 2023 Plan. The summary of principal features of the Amended 2023 Plan does not purport to be complete and it is qualified in its entirety by reference to Annex A.
Summary of the Amended 2023 Plan
Overview and Purpose. The Board believes that stock-based awards are an important element of the Company's compensation programs. The Amended 2023 Plan promotes the Company's compensation philosophy and objectives by: (i) providing long-term incentives to those persons with responsibility for the success and growth of the Company; (ii) motivating participants to achieve the long-term success and growth of the Company; (iii) providing a vehicle to tie a significant portion of compensation to the long-term performance of the Company's shares; (iv) enabling the Company to attract and retain skilled and qualified officers, other employees, directors and consultants who are expected to contribute to the Company's success in a competitive market for such individuals (v) facilitating ownership of the Company's shares and (vi) aligning the personal interests of officers, employees and others in the Company's long-term growth and profitability with the interests of the Company's stockholders.
As of March 31, 2026, approximately 1,138,050 shares remained available for grant. Information on the total number of shares available under the Company's existing equity compensation plans and subject to outstanding options and rights is presented in the Equity Compensation table on page 25.
The Board approved the Amended 2023 Plan (subject to stockholder approval) to provide an additional 1,500,000 shares of stock-based awards to be granted under it, which we believe would provide a sufficient number of shares to enable the Company to make awards at a value that is consistent with historical average annual rates, adjusted to account for the Company's anticipated increased headcount, for at least two years. The Compensation Committee determined that reserving shares sufficient for approximately two years of new awards at historical grant rates is in line with the practices of other companies in our peer group. However, the actual number of shares subject to awards under the Amended 2023 Plan is dependent on a number of factors, including the future trading price of our common stock, our promotion and hiring activity, our retention needs and market practices within our industry. As a result, the share reserve under the Amended 2023 Plan could last for a longer or shorter period of time than currently expected.
All stock incentive awards to the Company's most highly compensated executives that may be made over the next few years are expected to be granted under the Amended 2023 Plan. The Amended 2023 Plan allows the Company the flexibility to grant a variety of stock and stock-based awards, including stock options and stock appreciation rights, granted separately or in tandem with each other, restricted shares and restricted share units, both time vested or conditioned on the attainment of performance goals and unrestricted shares.
If stockholders approve the Amended 2023 Plan, equity awards on or after May 18, 2026 will be granted under the terms of the Amended 2023 Plan. If our stockholders do not approve the Amended 2023 Plan, the existing 2023 Stock Incentive Plan will continue in its current (pre-amendment) form. However, the Company may have insufficient authorized shares in the near future to make equity awards to eligible individuals and will consider alternative methods of compensation for its key personnel, which may include equity-based but cash-settled incentives. Failure of the stockholders to approve this proposal will not affect the rights of existing holders or the awards previously granted. If our stockholders approve the Amended 2023 Plan, the Company intends to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register 1,500,000 additional shares available for issuance under the Amended 2023 Plan.
Shares Subject to the Amended 2023 Plan. Stockholders approved the 2023 Stock Incentive Plan at the 2023 Annual Meeting of Stockholders. The aggregate number of shares of common stock that may be issued under the 2023 Stock

Incentive Plan as approved by stockholders in 2023 was 2,286,674. The aggregate amount consists of 1,000,000 shares of our common stock plus the number of shares of our common stock that remained available for awards under the 2014 Stock Incentive Plan on the day the 2023 Stock Incentive Plan was approved by our stockholders. Stockholders have amended the 2023 Stock Incentive Plan twice to increase the number of shares of common stock authorized for issuance thereunder: in 2024 to increase the number of authorized shares by 1,800,000 and in 2025 to increase the number of authorized shares by 1,700,000. After giving effect to this amendment, the aggregate number of common shares that may be issued under the Amended 2023 Plan, assuming approval by stockholders, is 7,286,674. As of the record date, March 26, 2026, the market value of one share of our common stock that could be issued under the 2023 Stock Incentive Plan is $30.04.
If any award granted under the Amended 2023 Plan or under the 2014 Stock Incentive Plan (the "Prior Plan") expires, terminates, is canceled or is forfeited without being settled or exercised, or if an award is settled in cash or otherwise without the issuance of shares, shares of our common stock subject to such award will be made available for future grant under the Amended 2023 Plan. If shares issuable upon vesting or settlement of an award are withheld by the Company, or if shares owned by a participant are surrendered or tendered to the Company, in payment of taxes required to be withheld in respect of the award, such shares will not be made available for future grant under the Amended 2023 Plan. If any shares are surrendered or tendered to pay the exercise price of an option, or to satisfy withholding taxes owed with respect to an option or stock appreciation right, or if any shares subject to a stock appreciation right are not issued in connection with its stock settlement on exercise thereof, or if any shares are reacquired by us on the open market or otherwise using cash proceeds from the exercise of options, such shares will not be made available for grant under the Amended 2023 Plan.
Limitations. No more than an aggregate of 6,000,000 shares of our common stock plus the number of common shares remaining available for issuance under the 2014 Stock Incentive Plan may be issued in the aggregate in respect of incentive stock options under the Amended 2023 Plan. The maximum grant date fair value of equity awards that may be awarded to a non-employee director under the Amended 2023 Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $1,000,000; provided that our Board of Directors may make exceptions for a non-executive chairman of the Board who does not participate in the decision to award such compensation, and for special projects and ad hoc committee appointments deemed appropriate by the Board from time to time.
Eligibility. Any of our employees, directors, officers, consultants or advisors and those of our affiliates will be eligible for awards under the Amended 2023 Plan. The Committee has the sole authority to determine who will be granted an award under the Amended 2023 Plan. As of March 1, 2026, approximately 1,375 employees (including seven executive officers) and eight non-employee directors were eligible to be selected by our Compensation Committee for awards under the Amended 2023 Plan.
Administration. The Amended 2023 Plan will be administered by a committee of independent directors approved by our Board of Directors (or, if no committee has been appointed, it shall be administered by the Board of Directors). Our Board has designated our Compensation Committee to administer the Amended 2023 Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Amended 2023 Plan and to establish, amend, suspend or waive any rules and regulations relating to the Amended 2023 Plan. The Compensation Committee will have full discretion to administer and interpret the Amended 2023 Plan and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
Over the past several years, the Compensation Committee has determined award recipients and has granted retention awards approximately two months after the end of the Company’s fiscal year, on or about March 1. In addition, the Compensation Committee has designated a limited value of shares annually for grant throughout the year for hiring, recognition and retention of employees. The Committee determines grants of awards and identifies recipients of awards based on a variety of considerations, including, without limitation: (i) the Company’s need to attract and retain key personnel; (ii) the Company’s objective of providing a means pursuant to which participants may be paid incentive compensation, including incentive compensation measured by reference to the value of the Company’s common stock; and (iii) the Company’s objective of strengthening the commitment of award recipients to the welfare of the Company and its affiliates and aligning their interests with those of the Company’s stockholders.
Adjustments. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the Amended 2023 Plan, the number of shares covered by awards then-outstanding under the Amended 2023 Plan, the limitations on awards under the Amended 2023 Plan, and/or the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine to be equitable.

Awards Available for Grant. The Compensation Committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.
Options. The Compensation Committee is authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Amended 2023 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the Amended 2023 Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the Amended 2023 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum term of an option granted under the Amended 2023 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise), or through a “net exercise,” or the Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as the Committee may determine to be appropriate. In-the-money options that have not been exercised by the option’s expiration date will be automatically exercised by means of a net exercise.
Stock Appreciation Rights. The Compensation Committee is authorized to award stock appreciation rights (referred to in this proxy statement as SARs) under the Amended 2023 Plan. SARs will be subject to the terms and conditions established by the Compensation Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Amended 2023 Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. In-the-money SARs that have not been exercised by the SAR’s expiration date will be automatically settled at that time.
Restricted Stock. The Compensation Committee is authorized to award restricted stock under the Amended 2023 Plan. Awards of restricted stock will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is subject to such restrictions as may be determined by the Compensation Committee for a specified period. If any dividends in respect of restricted stock have been withheld by the Company during the restricted period, those dividends will be paid in cash or, at the discretion of the Committee, in common stock when the restricted period ends, unless the restricted stock has previously been forfeited.
Restricted Stock Unit Awards. The Compensation Committee is authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the Compensation Committee. At the election of the Compensation Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. If a restricted stock unit award agreement so provides, the restricted stock unit award will be credited with dividend equivalents in respect of the common stock underlying the restricted stock units. Any such dividend equivalents will be paid in cash or, at the discretion of the Committee, in common stock when the restricted period ends, unless the restricted stock has previously been forfeited.
Other Stock-Based Awards. The Compensation Committee is authorized to award other stock-based awards having terms and conditions as determined by the Committee. These awards may be granted either alone or in tandem with other awards.
Performance Compensation Awards. The Compensation Committee may grant any award other than a stock option or a SAR under the Amended 2023 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The Committee may consult with senior management prior to establishing performance goals with reference to one or more of the following:
•net earnings or net income (before or after taxes);
•basic or diluted earnings per share (before or after taxes);
•net revenue or net revenue growth;
•gross revenue or gross revenue growth;
•gross profit or gross profit growth;
•net operating profit (before or after taxes);
•return measures (including, but not limited to, return on investment, assets (including net assets), capital, invested capital, equity or sales);

•cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);
•earnings before or after taxes, interest, depreciation, and/or amortization;
•gross or operating margins;
•productivity ratios;
•share price (including, but not limited to, growth measures and total stockholder return);
•expense targets;
•operating efficiency;
•objective measures of customer satisfaction;
•working capital targets;
•measures of economic value added;
•inventory control;
•stockholder return;
•sales;
•enterprise value;
•competitive market metrics;
•employee retention;
•timely completion of new product rollouts;
•timely launch of new facilities;
•objective measures of personal targets, goals or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions, expansions of specific business operations and meeting divisional or project budgets);
•any other objective or subjective criteria, including individual performance criteria, as determined by the Committee; or
•any combination of the foregoing.
Performance criteria also may include measures related to environmental, social and/or governance matters, including, without limitation, matters related to people, retention, hiring, headcount and diversity, equity and inclusion.
Minimum Vesting Requirements. Awards granted under the Amended 2023 Plan are subject to a minimum vesting period of one year from the date of grant. However, the Compensation Committee may provide for acceleration of award vesting, including upon a change in control, death, disability or retirement. The following are exempt from such minimum vesting requirement: cash-based awards, substitute awards, shares delivered in lieu of fully vested cash awards, awards to eligible directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting and awards granted with respect to a maximum of 5% of the available share reserve authorized for issuance under the Amended 2023 Plan.
Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s legal guardian or representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, except that awards (other than incentive stock options) may in the sole discretion of the Compensation Committee be transferred without consideration and on such other terms and conditions as set forth by the Compensation Committee.
Amendment. Our Board of Directors may amend, suspend or terminate the Amended 2023 Plan at any time; however, stockholder approval to amend the Amended 2023 Plan may be necessary if the law so requires. Specifically, stockholder approval is required if we want to amend the plan to increase the number of shares subject to the Amended 2023 Plan. Also, we would need stockholder approval if the Compensation Committee intended to amend an award agreement in a way that would either reduce the exercise price or strike price of a stock option or SAR, or cancel and replace an outstanding stock option or SAR with a new option or SAR or other award or cash in a way that would constitute a “repricing” for financial statement reporting purposes or otherwise fail to qualify for equity accounting treatment, or take any other action that would be considered a “repricing” for purposes of any stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted, and in either case was not otherwise permitted by the provisions of the plan relating to adjustments of awards in the case of changes in our capital structure and similar events. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.
Recoupment Policy. Awards are subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee or Board, including any policy adopted to comply with federal securities regulations or the rules of any stock exchange on which our shares are traded.

Plan Benefits. Below is a table that discloses awards granted to the Company's executives and directors in the last twelve months under the 2023 Stock Incentive Plan.

Name and Position	Restricted Stock Awards	Performance Share Awards	Restricted Stock Units
Michael H. Carrel President and Chief Executive Officer	68,618	160,108	—
Angela L. Wirick Chief Financial Officer	39,987	39,987	—
Douglas J. Seith Chief Operating Officer	42,386	42,386	—
Salvatore Privitera Chief Technical Officer	30,390	30,390	—
Justin J. Noznesky Chief Marketing and Strategy Officer	27,991	27,991	—
Remaining Executive Group	58,381	58,381	—
Non-Employee Director Group	43,208	—	—
Non-Executive Officer Employee Group	706,380	—	77,375
The following table presents information about the Company’s equity compensation plans as of December 31, 2025.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders(3)	2,620,822	$39.23	3,156,768
Equity compensation plans not approved by security holders	—	—	—
Total	2,620,822	$39.23	3,156,768

(1)Represents outstanding stock options, restricted stock and target performance shares as of December 31, 2025.
(2)The weighted average exercise price is calculated without taking into account restricted stock and performance shares that will become issuable, without any cash consideration or other payment, as vesting requirements and/or performance goals are achieved.
(3)Amounts include awards under our 2023 Stock Incentive Plan (and prior plan, the 2014 Stock Incentive Plan), but exclude shares purchased under our 2018 Employee Stock Purchase Plan.

Current Awards Outstanding. Set forth below is information regarding shares currently outstanding under the 2023 Stock Incentive Plan and prior plans. The Company made its annual award grant to employees in March 2026; those awards are included in the information below.

Key Stock Plan Data	As of March 31, 2026
Shares underlying outstanding stock options	173,787
Weighted average exercise price of outstanding stock options	$39.65
Weighted average remaining contractual life of outstanding stock options	2.8 years
Shares subject to outstanding, unvested full-value awards at target	3,068,617
Shares available for grant	1,138,050
Basic shares of common stock outstanding as of the record date	50,634,808
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, vesting and exercise of awards under the Amended 2023 Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, payroll or excise tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Options. The Code requires that, for treatment of an option as a qualified option, shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option and (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, regardless of whether the exercise price is paid in cash, shares or other property. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any, regardless of whether the amount is paid in cash, shares or other property. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock Units. A participant of an RSU (whether time-vested or subject to achievement of performance goals) will generally not be subject to income taxation at grant. Instead, the participant will have taxable compensation on the fair market value of the shares (or the amount of cash) received on the date of delivery. Gain or loss resulting from any subsequent sale of shares delivered to participant will be treated as long- or short-term capital gain or loss depending on the holding period. If any dividend equivalent amounts are paid to the participant, they will be includable in the participant’s income as additional compensation and not as dividend income. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections.
Stock Appreciation Rights. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections.
Other Stock-Based Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the award is settled (whether in shares or cash, or both) over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections.
Cash Awards. Any cash received pursuant to a cash award will be treated as compensation income received by the participant generally in the year in which the participant receives such cash, and such amount will be deductible by us in the prior or same year, but such deduction may be limited under Sections 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections.
The foregoing is a general summary of the material U.S. federal income tax consequences of the Amended 2023 Plan and is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. Each eligible employee who is outside the United States or is otherwise not a U.S. taxpayer should seek, and must depend upon, the advice of his or her own independent legal and tax advisor or advisors in all non-U.S. jurisdictions relevant to such employee. The foregoing should not be considered as tax advice and each eligible employee is advised to consult his or her own independent tax advisor.
Board of Directors’ Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2023 STOCK INCENTIVE PLAN.

PROPOSAL FOUR—AMENDMENT TO 2018 EMPLOYEE STOCK PURCHASE PLAN
On February 12, 2026, the Compensation Committee of the Board of Directors approved, subject to the approval of stockholders, an amendment to the 2018 Employee Stock Purchase Plan (the “ESPP”). If approved by stockholders, the amendment would increase the maximum amount of shares authorized for issuance under the ESPP from 1,250,000 to 2,000,000. Specifically, the amendment requires the restatement of the first sentence of Section 13.1 of the ESPP as follows: “The maximum number of shares of Common Stock reserved as authorized for the grant of options under the Plan is 2,000,000 shares.” No other provisions of the ESPP are being amended at this time.
The Board of Directors believes that the ESPP promotes the interests of the Company and its stockholders by encouraging employees of the Company to become stockholders, and therefore promote the Company’s growth and success. The Board of Directors also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The ESPP is intended to qualify as “employee stock purchase plan” meeting the requirements of Section 423 of the Internal Revenue Code.
Set forth below are: (i) a summary of the principal features of the ESPP; and (ii) a description of the U.S. federal income tax consequences under the ESPP. The following description is a summary of the ESPP and is qualified in its entirety by reference to the applicable provisions of the ESPP, included as Annex B. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to: Chief Financial Officer, AtriCure, Inc., 7555 Innovation Way, Mason, Ohio 45040.
Summary of the ESPP
Overview and Purpose. The purpose of the ESPP is to provide eligible employees (as defined in the ESPP) an opportunity to acquire stock ownership in the Company in order to grow with the Company, to help employees provide for their future security, to encourage them to remain employed by the Company, and to help align the interests of the employees with those of the Company’s stockholders.
Eligibility. Participation is limited to employees of the Company or a Participating Subsidiary (as defined in the ESPP). Employees are generally eligible to participate in the ESPP, provided they customarily are employed at least 20 hours per week and more than five months a year and satisfy the enrollment procedures and other requirements set forth in the ESPP. No employee shall be granted any options under the ESPP if, after giving effect to such grant, the employee would own (or be deemed to own) 5% or more of the Company’s voting power or value of classes of stock of the Company or any of its subsidiaries. No employee will be able to purchase shares to the extent that such employee would purchase $25,000 of market value of the shares in any calendar year. The Compensation Committee may exclude employees who are considered “highly compensated employees” within the meaning of Section 414(q) of the Code or a subset of such highly compensated employees. In addition, employees who are citizens or residents of a foreign jurisdiction will not be eligible to participate in the ESPP if the grant of an option under the ESPP is prohibited under the laws of the foreign jurisdiction or compliance with the laws of the foreign jurisdiction will cause the ESPP to violate the terms of Section 423 of the Internal Revenue Code. Approximately 1,070 employees are eligible to participate in the ESPP as of December 31, 2025.
The purpose of the ESPP is to provide eligible employees an opportunity to acquire stock ownership in the Company in order to grow with the Company, to help employees provide for their future security, to encourage them to remain employed by the Company and to help align the interests of the employees with those of the Company’s stockholders.
Offerings. The ESPP allows eligible employees to purchase shares of our common stock during certain offering periods, which generally consist of a series of separate consecutive six-month offerings with each offering period beginning on January 1 and July 1, subject to the right of the Compensation Committee in its sole discretion to sooner terminate the ESPP or to change the commencement date or term of any offering period. The Compensation Committee may change the duration of future offerings and/or the start and end dates of future offering periods, subject to a maximum of 27 months and to the extent permitted under Section 423 of the Code.
Shares Available under the ESPP. A total of 500,000 shares of common stock were initially authorized and reserved for issuance under the ESPP. Stockholders amended the 2018 Plan in 2023 to increase the number of shares of common stock authorized for issuance by 750,000. As of December 31, 2025, 295,273 shares remained available for issuance under the ESPP. If approved by stockholders, the amendment would increase the maximum amount of shares authorized for issuance under the ESPP from 1,250,000 to 2,000,000.
Participation. Participation in the ESPP is entirely voluntary. Eligible employees wishing to participate in the ESPP are required to submit enrollment materials to the Company prior to the commencement of an offering that authorizes the Company to deduct from such employee’s payroll.

Payroll Deductions. Participating employees may elect to have an amount between 1% and 10% of his or her Compensation (as defined in the ESPP) on each pay day occurring during an Offering Period (as defined in the ESPP) deducted from each paycheck. During the Offering Period, participating employees may increase or decrease the amount of his payroll deductions. The Company may limit the number of election changes made by the Participant. However, participating employees may decrease his payroll deductions to zero percent at any time during the Offering Period.
Withdrawal. Employees may receive a refund of all withholdings during an Offering Period by providing the Company with notice of their withdrawal at least five days before the last Trading Day (as defined in the ESPP) of the Offering Period.
Re-Enrollment. Participating employees will be automatically re-enrolled in the next Offering Period unless they advise the Company otherwise.
Purchase of Shares. On the last Trading Day of each Offering Period, each participant shall be granted an option to purchase a number of whole shares of common stock determined by dividing such participant’s accumulated payroll deductions by the applicable purchase price. The purchase price shall be equal to 85% (or such greater percentage as designated by the Company) of the market price of the Company’s common stock on the Purchase Date (as defined in the ESPP) or the first Trading Day of the Offering Period, whichever is lower. No participating employee shall purchase more than 2,500 shares of common stock during an Offering Period.
Stockholder Rights. Participating employees will have no rights as shareholders, including dividends or voting rights, with respect to any shares until such shares are actually purchased.
Transferability. Purchase rights granted to participating employees under the ESPP are not assignable or transferable (other than by will or laws of descent and distribution) and may be exercised only by the participating employee (or beneficiary) during his lifetime.
Termination of Employment. Upon an employee’s termination of employment for any reason or if an employee is no longer an eligible employee, the employee will be deemed to have withdrawn from the ESPP and such employee’s balance shall be paid to the employee or the employee’s estate, if applicable.
Termination and Amendment. The Compensation Committee shall have the right to amend the ESPP at any time. Any amendment that increases the aggregate number of shares of the Company’s common stock to be issued under the ESPP, as adopted by the Board of Directors, must be approved by a vote of the stockholders of the Company within twelve months before or after the adoption of such amendment by the Board of Directors. All other amendments to the ESPP will be subject to stockholder approval only to the extent required by applicable law or regulation. The Compensation Committee has the authority to make technical and administrative amendments to the ESPP for the sole purpose of carrying out its administrative responsibilities under the ESPP if such amendment does not require approval by the Company’s stockholders or the Board of Directors.
The Compensation Committee has the right at any time to suspend or terminate the ESPP for any reasons. If the ESPP is terminated, the Compensation Committee may provide, in its discretion, either that the outstanding purchase rights will expire in accordance with the applicable Offering Period (or such earlier date as the Compensation Committee may specify), or that each participating employee’s payroll deductions will be returned to the participant without interest.
If stockholders approve the amendment, AtriCure expects to file an amended and restated ESPP plan document exhibit with the Securities and Exchange Commission which will include the restatement of the first sentence of Section 13.1 of the ESPP described above.
Effective Date and Term. The ESPP was approved by stockholders at the 2018 Annual Meeting, and will be effective until May 22, 2028. The ESPP expires on the tenth anniversary of its effective date.
Administration of the ESPP. The ESPP is administered by the Board of Directors which has delegated the authority to administer the ESPP to the Compensation Committee, who may further delegate its authority to administer the ESPP.
Corporate Transactions. In the event of a merger or Change in Control (as defined in the ESPP), the Offering Period will be shortened and end before the consummation of the merger or the Change in Control.
Resale Limitations. The purpose of the ESPP is to provide common stock to employees for investment purposes and not for resale. However, employees may sell any common stock purchased under the ESPP, subject to any holding periods imposed by the ESPP, the Compensation Committee, or by applicable federal, state or foreign tax or securities laws.

New Plan Benefits. Participation in the ESPP is voluntary, and we cannot presently determine the benefits or amounts that will be received pursuant to the ESPP in the future, as such amounts will depend on the amount of contributions eligible employees choose to make, the actual purchase price of shares in future offering periods and the market value of the common stock on various future dates. Non-employee directors are not eligible to participate in the ESPP. No rights have been granted and no shares of our common stock have been issued with respect to the additional 750,000 shares for which stockholder approval is being sought.
Certain Federal Tax Consequences with Respect to Awards
The following brief summary of the effect of U.S. federal income taxation upon the participating employee and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state, local or foreign country in which the participant may reside.
The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. The amounts deducted from the salary of a participating employee will constitute ordinary income taxable to the employee. The right to purchase shares of common stock under the ESPP will not have any U.S. federal income tax consequences to either the participating employee or the Company or any of its affiliates. The purchase of common stock under the ESPP will not have any immediate U.S. federal income tax consequences to the participating employee. The determination of U.S. federal income tax consequences depend on whether the shares purchased are disposed of after the expiration of one year after the date those shares are purchased by the participating employee and two years after first day of the Offering Period (referred to below as the “holding periods”). If the holding periods are met, 15% of the fair market value of the shares of common stock on the first day of the Offering Period (or such other percentage equal to the applicable purchase price discount), or, if less, the excess, if any, of the sale price of the shares at the time of such disposition or death over the total purchase price of the shares, will be treated as ordinary income and any additional gain will be treated as long-term capital gain. Neither the Company nor any of its affiliate employing the participating employee will be entitled to any U.S. federal income tax deduction with respect to the amount treated as long-term capital gain or as ordinary income as a result of the rules described above for shares disposed of after expiration of the holding periods.
If the shares are disposed of prior to the expiration of the holding periods (a “disqualifying disposition”), generally the excess of the fair market value of those shares on the Purchase Date over the aggregate purchase price will be ordinary income at the time of such disqualifying disposition. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deductions may be limited under Section 162(m) and 280G of the Code for compensation paid to certain executives designated in those Sections. Any disposition proceeds in excess of the value of the shares at the exercise date will result in capital gain (or loss) to the participant and will not be deductible by us.
To the extent any (i) grant of an option to purchase shares, (ii) purchase of shares or (iii) disposition of shares purchased under the ESPP gives rise to any tax withholding obligation, the Compensation Committee or its delegate may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company by an employee, or a sale of a portion of the stock purchased under the ESPP, which sale may be required and initiated by the Company. Each participating employer shall give the Company prompt written notice of any disposition or other transfer of shares acquired pursuant to the exercise of an option acquired under the ESPP, if such disposition or transfer is made within two years after the date of grant or within one year after the exercise date.
The foregoing is a general summary of the material U.S. federal income tax consequences of the ESPP and is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. Each eligible employee who is outside the United States or is otherwise not a U.S. taxpayer should seek, and must depend upon, the advice of his or her own independent legal and tax advisor or advisors in all non-U.S. jurisdictions relevant to such employee. The foregoing should not to be considered as tax advice and each eligible employee is advised to consult his or her own independent tax advisor.
Board of Directors’ Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE ATRICURE, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL FIVE—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“Say on Pay”).
As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 34 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term stockholder value while aligning our executives’ interests with those of our stockholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return. Stockholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.
Stockholder Engagement and Say On Pay Response
Annually, AtriCure offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in May 2025, 78.9% of votes cast were in favor of the say-on-pay proposal covering our executive compensation program last year. Although a majority of stockholders expressed support for the compensation of the Company’s named executive officers, the Compensation Committee values any additional stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. See additional discussion of our most recent stockholder engagement efforts beginning on page 36. Additionally, the Compensation Committee obtains feedback, advice and recommendations on compensation best practices from its independent external compensation consultant and assesses the reports and publications of Institutional Shareholder Services and other proxy advisory firms. The Compensation Committee also reviews the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.
The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
Board of Directors’ Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information relating to the beneficial ownership, calculated in accordance with SEC rules, of AtriCure common stock as of March 26, 2026 by each of our executive officers named in the Summary Compensation Table set forth below, each of our directors, all of our directors and executive officers as a group and each stockholder known by us to own beneficially more than 5% of our common stock.

	Beneficial Ownership
Beneficial Owner	Shares	Options Exercisable Within 60 Days	Percent of Class
Holders of More Than 5%
Wellington Management Company, LLP(1) 280 Congress St Boston, MA 02210	3,969,269	—	7.8%
BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	3,862,837	—	7.6%
AllianceBernstein L.P. (3) 1345 Avenue of the Americas New York, NY 10105	3,394,036	—	6.7%
Hood River Capital Management LLC (4) 2737 PGA Boulevard, Suite 200 Palm Beach Gardens, FL 33410	3,096,611	—	6.1%

Named Executive Officers
Michael H. Carrel	796,058	—	1.6%
Angela L. Wirick	204,893	—	*
Douglas J. Seith	229,340	—	*
Salvatore Privitera	158,048	—	*
Justin J. Noznesky	106,401	—	*
Directors and Nominees
Regina E. Groves	33,715	—	*
B. Kristine Johnson	49,810	—	*
Shlomo Nachman	18,511	—	*
Karen N. Prange	23,229	—	*
Deborah H. Telman	22,184	—	*
Sven A. Wehrwein	34,374	25,000	*
Robert S. White	122,174	—	*
Maggie Yuen	11,371	—	*
All executive officers and directors as a group (15 persons)	2,003,036	25,000	4.0%

*Indicates ownership of less than 1%.
(1)This information is based on the Schedule 13G filed by the beneficial owner with the SEC on August 12, 2025.
(2)This information is based on the Schedule 13G (Amendment No. 8) filed by the beneficial owner with the SEC on October 17, 2025.
(3)This information is based on the Schedule 13G (Amendment No. 2) filed by the beneficial owner with the SEC on February 14, 2024.
(4)This information is based on the Schedule 13G (Amendment No. 2) filed by the beneficial owner with the SEC on February 17, 2026.

Ownership Guidelines
Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its stockholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors.

Beneficial Owner	Stock Ownership Guideline
Chief Executive Officer	> 6x annual base salary
Specified Officers other than Chief Executive Officer	> 1x annual base salary
Non-employee directors	> 3x annual cash retainer*

*Within three (3 years) of the later of the date of adoption of these guidelines or the appointment to the Board of Directors, each of the Company’s non-employee directors is required to have a stock ownership position in the Company in an amount no less than three times their annual cash retainer for their director service, exclusive of any retainers for committee membership or committee chair service.
Insider Trading Policy
The Company has adopted an insider trading policy that governs the purchase, sale and/or other transactions of our securities by our directors, officers and employees. A copy of our insider trading policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In addition, with regard to the Company trading its own securities, it is the Company's policy to comply with the federal securities laws and the applicable exchange listing requirements.
Pledging and Hedging
Our Insider Trading Policy prohibits directors, officers and employees, including named executive officers, from engaging in hedging or monetization transactions, such as prepaid variable forwards, equity swaps, forward-sale contracts, put options, collars and exchange funds, and from engaging in borrowing against AtriCure’s securities held in a margin account, or pledging AtriCure’s securities as collateral for a loan.

EXECUTIVE COMPENSATION
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the following members of the Compensation Committee:

COMPENSATION COMMITTEE
Karen N. Prange, Chair
B. Kristine Johnson
Deborah H. Telman
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the principles, objectives and features of our executive compensation for our chief executive officer and the other executive officers included in the Summary Compensation Table in this proxy statement. For 2025, our named executive officers were:
•Michael. H Carrel, President and Chief Executive Officer
•Angela L. Wirick, Chief Financial Officer
•Douglas J. Seith, Chief Operating Officer
•Salvatore Privitera, Chief Technical Officer
•Justin J. Noznesky, Chief Marketing and Strategy Officer
Executive Summary
Most of our compensation decisions are made in the first two months of the year, after review of our performance and the performance of our Chief Executive Officer and the other named executive officers. We believe the compensation of all of our named executive officers for 2025 aligned closely with both our performance in 2025 and the objectives of our executive compensation policies.
2025 Business Highlights
In 2025, we realized significant revenue growth and continued to advance strategic initiatives of product innovation, clinical science and expanding physician awareness and adoption through world-class training and education programs. We reported annual revenue growth of 14.9% over the prior year highlighted by accelerated adoption in our appendage management and pain management product lines, where recent product launches contributed to growth.
Financial highlights and results for 2025 included:
•Revenue for 2025 was $534.5 million, an increase of $69.2 million or 14.9% compared to 2024 revenue. We experienced significant growth in our open ablation, appendage management and pain management product lines as a result of deepening market penetration, continuing physician adoption and several new product launches. Key products contributing to the increase in revenue in the United States were EnCompass® clamp in open ablation, cryoSPHERE MAX™ probe for post-operative pain management and AtriClip® FLEX-Mini™ device for appendage management in open chest procedures. Product development and regulatory milestones associated with each of these three products were previously featured as "Pillar Objectives" within our corporate incentive plan.
•Gross margin for 2025 increased approximately 29 basis points to 75.0%, driven by favorable product mix, offsetting increasing product costs and less favorable geographic mix.
•Our 2025 net loss improved by $33.3 million year over year, reflecting strong revenue growth, cost efficiencies and improving operating leverage. Additionally, we reported positive adjusted EBITDA (a non-GAAP measure)

of $61.8 million in 2025, an improvement of $31.1 million or 98% over 2024 results. See Annex C for a discussion of management's use of adjusted EBITDA, a non-GAAP financial measure, and its reconciliation to GAAP measures.
Key strategic and operational results for 2025 included:
•PRODUCT INNOVATION. We continue to invest in research and development of new products and pursue regulatory approvals to market and sell globally across all franchises.
Appendage management. During the first quarter of 2025, FDA granted 510(k) clearance for the AtriClip® PRO-Mini™ LAA Exclusion System. The device is built on the existing AtriClip platform, preloaded with the smallest surgical LAA management implant available in the market. The size reduction provides surgeons with enhanced visualization for precise, secure exclusion of the LAA during minimally invasive procedures. The AtriClip PRO-Mini device was launched in the United States during the second half of 2025.
Pain management. During the second quarter of 2025, FDA granted 510(k) clearance for the cryoICE® cryoXT™ probe, a cryoablation device designed specifically for Cryo Nerve Block therapy to alleviate pain in amputation patients. This device temporarily blocks pain by freezing target peripheral nerves, blocking the conduction pathway at the site of amputation. During the third quarter of 2025, this device was launched in the United States.
Dual energy platform. During the fourth quarter of 2025, we executed successful first-in-human treatments using our novel dual energy platform that integrates Pulsed Field Ablation (PFA) with Advanced Radiofrequency Ablation (Advanced RFA). The new platform delivers the benefits of both technologies, combining the proven safety and effectiveness of radiofrequency (RF) ablation with the efficiency of PFA. The Advanced RFA and PFA technologies are not yet approved for use in any market. We expect to initiate a clinical trial in the coming year, marking a key milestone in our product development pipeline.
•CLINICAL SCIENCE. We invest in studies to expand labeling claims, support various indications for our products and publish clinical data for therapies and procedures involving our products. During 2025, we supported the publication of 13 articles and 15 congress abstracts featuring clinical studies with our product.

LeAAPS. The Left Atrial Appendage Exclusion for Prophylactic Stroke Reduction (LeAAPS) IDE clinical trial is designed to evaluate the effectiveness of prophylactic LAA exclusion using the AtriClip LAA Exclusion System for the prevention of ischemic stroke or systemic arterial embolism in cardiac surgery patients without pre-operative AF diagnosis who are at risk for these events. This prospective, multicenter, randomized trial evaluates safety at 30 days post-procedure to demonstrate no increased risk with LAA exclusion during cardiac surgery, and efficacy over a minimum follow-up of five years post procedure. In July 2025, we completed trial enrollment of 6,573 patients across 139 centers globally, well ahead of expected enrollment timelines for this clinical trial. Patient follow-up for a minimum of five years post procedure is required by the study protocol and remains ongoing.

BoxX-NoAF. The Box Lesion and Left Atrial Appendage EXclusion Procedure for the Prevention of New Onset of Atrial Fibrillation (BoxX-NoAF) IDE trial evaluates the impact of concomitant ablation using the EnCompass clamp and LAA exclusion with the AtriClip system in non-AF patients for the reduction of post-operative AF (POAF) and Clinical AF. This prospective, multi-center, multi-national randomized trial evaluates safety at 30 days post-procedure for POAF and secondary effectiveness for Clinical AF through three years. The trial provides enrollment of up to 960 subjects at up to 75 sites globally. FDA approved the trial protocol during the fourth quarter of 2024 and during October 2025, we completed the first patient enrollment. Site initiation and enrollment is ongoing.
•TRAINING. Our professional education team conducts a variety of in-person and virtual training programs for physicians and other healthcare professionals. These training methods ensure access to continuing education and awareness of our products and related procedures. During 2025, we launched new and innovative training methods for physicians that include virtual proctoring and observerships as well as the ability to review case-in-a-box on a peer-to-peer basis. We have also extended our courses for Advanced Practice Providers, incorporating new content and workshops. We also recently launched our first electronic manual created by physicians for physicians that provides an outline for best practices in developing and growing a Hybrid Ablation Program. These new training events along with our traditional on-demand, local and national training courses allow for collaborative, hands-on engagement with our physician partners and other healthcare professionals. Additionally, our professional education courses continue to be enhanced by the use of simulation models or synthetic cadavers, known as CADets. These reusable CADets provide a sustainable alternative to the use of cadaver specimens, in addition to increasing the efficiencies of education and more cost-effective training alternatives.
Stockholder Engagement - 2025 Stockholder Say on Pay Vote
At each Annual Meeting of the Company’s stockholders since 2013, the Company has held a “Say on Pay Vote,” which is a non-binding advisory resolution stating that stockholders approve the compensation paid to the Company’s Named Executive Officers. The Compensation Committee carefully considers the results of this vote each year. Company stockholders approved the Say on Pay Vote with strong support in recent years. At our annual meeting in May 2025, 78.9% of votes cast were in favor of the say-on-pay proposal covering our executive compensation program last year. The Compensation Committee considered these levels of support as it reviewed the Company’s executive compensation programs and its decisions related to executive compensation.
Following the 2025 Annual Meeting, in response to a “say-on-pay” vote, the Board undertook an expanded stockholder engagement effort during which we reached out to our 25 largest institutional stockholders, representing approximately 71% of outstanding shares, resulting in meetings with six stockholders, representing 21% of outstanding shares. All meetings were led by the Chair of the Compensation Committee who was accompanied by our Chief Financial Officer. In these discussions we received valuable feedback, which helps inform our Board's discussions of our corporate governance practices, executive compensation program, policies, and practices for the year ahead.
Overall, the stockholders we met with through our stockholder engagement efforts supported our executive compensation program, and much of the dialogue related to the process and compensation philosophy of the Company and Compensation Committee as well as considerations specific to our CEO's special stock award granted in 2024. Additionally, feedback received from discussions with such stockholders included requests for enhanced disclosures of compensation plans similar to information provided in the additional proxy solicitation materials filed in 2025. The Compensation Committee carefully considered this feedback in the context of the Company’s strategic plan, competitive positioning and recent operational and financial performance. After thorough deliberation, the Committee concluded that the fundamental structure of the current compensation program remains appropriately aligned with the Company’s long-term strategy and the interests of stockholders. Specifically, the Compensation Committee determined that the evolution of our compensation programs meet the expectations of our stockholders. Further, in response to feedback from stockholders, the Compensation Committee has directed the enhancement of our proxy statement disclosures to provide stockholders with greater transparency into the relationship between executive pay and Company performance, including a description of the fulsome process by the Compensation Committee and philosophy that is well aligned with the Company stockholders.
The Board remains firmly committed to maintaining an open and constructive dialogue with our stockholders, and the Compensation Committee will continue to consider stockholder feedback as a critical input in its ongoing evaluation of our executive compensation practices.
2025 Executive Compensation Highlights
Based on our overall operating environment and business results, the Compensation Committee approved the following key actions for our NEOs for 2025:

Pay Element	2025 Action
Base Salary	Approved annual base salary increases ranging from 0% to 15% of 2024 base salary.
Annual Incentive Plan	Established performance metrics based on achievement of operational, financial and strategic goals, with significant weight (70%) given to annual revenue growth.
Equity Incentive Plan
Granted long-term incentive compensation opportunities in the form of restricted stock awards and performance share awards. The mix of equity grants for NEOs (other than the CEO) is 50% long-term performance share awards (at target) and 50% time-based restricted stock. The mix of equity grants for the CEO is 70% long-term performance share awards (at target) and 30% time-based restricted stock. Performance share awards granted in 2025 have three weighted performance targets: revenue compound annual growth rate, relative total shareholder return and percentage increase in adjusted EBITDA.

Compensation Philosophy and Objectives
Our compensation philosophy is rooted in a pay for performance approach while also considering internal equity and fairness. This approach is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:
•To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period;
•To attract, motivate and retain talented executives; and
•To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives.
Our executive compensation program provides for base salaries that reflect the following primary factors: level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides for both annual incentive awards that are payable upon our achievement of annual financial and management objectives, as well as long-term equity incentives that are intended to align and strengthen the mutuality of interest among management, other key employees and our stockholders.
As shown in the following graphic, the largest component of our compensation plan is dependent on the accomplishment of the Company’s financial and functional objectives for a year or more and is directly impacted by market performance of the stock. Based on 2025 summary compensation table (SCT) compensation, 91% of the CEO SCT is variable or “at risk”, while 84% of the other named executive officers’ SCT is variable.
Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we do not believe they would serve our stockholders’ long-term interests.

What AtriCure Does
✓	Pays for performance
A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to the achievement of various performance metrics that are disclosed to stockholders. In addition, a significant portion of CEO and NEO compensation consists of equity incentive awards. The value of equity from these awards is related to the Company’s stock price, which aligns with the interests of all stockholders.

✓	Sets NEO salary guidelines on an annual basis	The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends.
✓	Balances short-term and long-term incentives	The incentive programs provide an appropriate balance of annual and longer-term incentives, with long-term incentive compensation comprising a substantial percentage of target total compensation.
✓	Uses multiple performance metrics	These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures for annual incentive awards.
✓	Caps award payouts	Amounts of payments under the annual incentive plan are capped. Amounts or shares that can be earned under our equity plans are capped, both for stock options and for stock awards.

What AtriCure Does
✓	Uses market-based approach for determining NEO target pay	Target compensation for NEOs is set after consideration of market data on compensation at other medical device and life science companies.
✓	Maintains double-trigger change in control agreements	The Company maintains change in control agreements with all of its NEOs, which require termination during a change in control period for severance payments to occur.
✓	Maintains stock ownership guidelines for all NEOs	The Company has the following minimum stock ownership requirements: CEO – six times base salary; Other NEOs – one times base salary. All NEOs meet these requirements.
✓	Maintains a clawback policy for recovery of prior incentive compensation	Awards issued pursuant to our equity plans are subject to the Clawback Policy.
✓	Evaluates risk related to executive compensation	The Committee regularly evaluates the Company’s compensation policies and practices, or components thereof, for risks that are reasonably likely to have a material adverse effect on the Company.
✓	Acts through an independent Compensation Committee	The Committee consists entirely of independent directors.
✓	Seeks investor feedback	The Company considers the say-on-pay vote and discusses its compensation practices with investors.
✓	Engage independent compensation consultants to evaluate executive compensation	The Committee regularly engages third-party advisors to evaluate executive compensation against industry best practices and the peer group.

What AtriCure Does Not Do
x	Provide excise tax gross-up payments	The Company has not entered into any new contractual agreements that include excise tax gross-up payments.
x	Reprice options
The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under our equity plans without first obtaining approval from the stockholders of the Company. The Company and the Compensation Committee will not reprice underwater options without the consent of the Company’s stockholders.

x	Allow pledging or hedging of shares
The Company’s insider trading policy prohibits directors and executive officers from entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. No directors or executive officers have in place any pledges or hedging transactions.

x	Provide special perquisites to executives	The Company does not provide executives with programs that are not made available to all Company employees, except in extremely limited circumstances.
x	No executive retirement plans	We do not offer pension arrangements or retirement plans or arrangements to our NEOs that are different from or in addition to those offered to our employees.
Executive Compensation Program and Process
Role of the Compensation Committee
The Compensation Committee oversees and administers our executive compensation policies and plans. The Compensation Committee makes determinations and reports to the Board regarding general recommendations on compensation policies and plans for employees, setting salaries and incentive compensation and approving equity incentive awards for executives. In determining executive compensation, we evaluate a variety of factors relating to the Company’s performance as a whole during the year, including financial performance, product development and regulatory and clinical progress. We also review market data and the individual performance of all executives. Our management team supports and makes recommendations to the Compensation Committee in fulfilling its responsibilities and gathers information and performs administrative tasks delegated to it by the Compensation Committee. The Compensation Committee performs the same analysis in connection with determining the compensation of Mr. Carrel, our President and Chief Executive Officer, as it does in determining the compensation of other executive officers. Mr. Carrel does not participate in the discussion and/or approval of his own compensation. We believe that Mr. Carrel’s compensation is fair, competitive and consistent with the Company’s corporate results and compensation philosophy.
Compensation Consultants
The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities. Annually, the Compensation Committee engages the outside service advisors to reevaluate the criteria used to identify and evaluate peer companies.
For 2025 compensation decisions, the Compensation Committee engaged Korn Ferry (KF) as an independent compensation consultant to conduct a competitive pay assessment with respect to the compensation of the Company’s executive officers. Before the Compensation Committee engaged KF, it considered the factors identified in NASDAQ Listing Rule 5650(d)(3)(D) in connection with its determination that KF is independent. As part of the executive competitive pay assessment, KF conducted a review of our peer group based on industry, revenue, business life cycle and other pertinent criteria to verify current peers and identify new peers. In order to achieve a robust peer group, the Compensation Committee considered companies with revenues ranging from approximately 0.3X to 3X revenue, with a focus on annual revenue growth and revenue compound annual growth rate (CAGR) performance over three and five year periods. To validate current peers and identify potential new peer companies, KF conducted a screen using both objective and qualitative criteria. The screen addressed the following: (i) company type; (ii) industry classification; (iii) company size (revenue) and (iv) financial and organization characteristics. The Compensation Committee reviewed, discussed and approved the peer group.
The evaluation of 2025 compensation consisted of the following companies:

Alphatec Holdings, Inc.	Inari Medical, Inc.	Nevro Corp
Artivion, Inc.	Inspire Medical Systems, Inc.	Penumbra, Inc.
Axogen, Inc.	Insulet Corporation	STAAR Surgical Company
Glaukos Corporation	iRhythm Holdings, Inc.	Tactile Systems Technology, Inc.
Haemonetics Corporation	LivaNova Plc	Tandem Diabetes Care, Inc.
KF’s review of executive compensation covered base salary, target short-term incentives, total target cash compensation, long-term incentives and total target direct compensation. Based on KF’s review and analysis, peer group benchmarking, NEO performance and input, as well as other factors, the Compensation Committee implemented the compensation adjustments described in this Compensation Discussion and Analysis section and the other compensation related discussion included in this proxy statement.
In addition to peer compensation data, we review life sciences and general industry survey data for assessing pay competitiveness relative to market. Market data is used as a reference point for understanding the external market for these positions. The goal in using market data is to strike a balance between external competitiveness and internal equity and to align pay to the Company’s compensation philosophy.

Elements of Executive Compensation
Compensation to our executive officers generally consists of the following elements:

Element	Philosophy Objective	Form	Type	Performance Criteria
Base Salary	To attract, motivate and retain talented executives	Cash	Fixed	Continued service
Annual incentive bonus	To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives	Cash	Variable	Pre-established performance metrics based on achievement of operational, financial and strategic goals
Equity incentive awards	To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period	Restricted stock awards Performance share awards	Variable	The realizable value of restricted stock awards is linked to the Company’s stock price after the grant date. Performance share awards are not earned unless specific levels of Company performance are achieved. Vesting periods are three years for restricted stock awards and performance share awards.
In addition, our executive officers generally receive the same health and welfare benefits package available to all of our employees. We believe this mix of cash and equity compensation and short and long-term compensation afforded to all of our executives is consistent with our compensation philosophy and furthers our overall compensation objectives by encouraging short and long-term performance and creating an effective management team which can lead our growth and expansion and maximize stockholder value.
The Compensation Committee has reviewed the risk profile of the various elements of our executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks our executive officers might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Compensation Committee is careful not to encourage excessive risk taking and, as a result, the Compensation Committee believes that our executive compensation program does not incentivize the executive officers to engage in business activities or other behavior that would threaten the value of the Company or the investments of its stockholders.
1. Base Salary. In determining base salaries, we consider a variety of factors, including the officer’s job scope and level of responsibility, as well as individual factors such as experience, skills and performance. We also consider market data relating to compensation for similar positions at other medical device and life science companies and competitive factors in the industry. In addition, we consider relative levels of pay among our officers and recommendations from the Chief Executive Officer. Salary levels are generally considered annually as part of our annual performance review process, as well as upon a promotion or other change in job responsibility. Salary guidelines are set each year to reflect our industry’s competitive environment, balanced by the desire to control the overall cost of salaries and wages, as well as consistency with our annual employee merit increase guidelines.

Executive Officer	2024 Salary	2025 Salary	% Increase
Michael H. Carrel	$828,439	$828,439	—%
Angela L. Wirick	465,194	535,000	15(1)
Douglas J. Seith	553,761	575,911	4
Salvatore Privitera	433,321	450,654	4
Justin J. Noznesky	437,528	455,029	4

(1)Increase in Ms. Wirick's salary is a result of expanded scope of responsibilities in her role.

2. Annual Incentive Plan. We pay annual incentives to management which vary in size depending on the level of achievement of specific operational, financial and strategic goals considered by the Board to be critical in building long-term value for stockholders. Annual incentives earned during 2025 were paid in cash. In future years, annual incentives may be paid in cash, through equity awards or through a combination of both.
For executive officers, annual incentive targets and objectives are designed to advance key strategic initiatives and build stockholder value and, therefore, primarily relate to the achievement of company-wide revenue and functional goals. We believe that company-wide goals help to foster effective cross-functional performance and a culture of collaboration. Annual objectives and targets are developed with guidance from management and approved by the Compensation Committee. Levels of performance are measured and communicated by management to the Compensation Committee and Board of Directors on a regular basis.
The Compensation Committee set target objectives that the Committee deemed challenging to attain. The determination of the annual incentive targets was based on financial and functional measures. The Compensation Committee used constant currency revenue growth to measure financial performance because it believed revenue growth is highly linked to creating both short and long-term value to stockholders. The Company provides annual revenue guidance which aligns with the short-term nature of the revenue metric used within the annual incentive plan and selected a constant currency metric in the 2025 annual incentive plan to better measure the comparability of results between periods given the growth in the Company's international business. The Compensation Committee also used functional objectives, or "pillar objectives", related to innovation, clinical science, education & adoption, and people, because it understands these objectives were directly linked to creating long-term value for stockholders. The Compensation Committee was diligent in setting the pillar objectives, as well as the weighting and threshold, target and maximum performance objectives with the intent of establishing a mix ranging from attainable to very difficult to achieve (e.g. those goals which include elements of the goal which are outside of the Company's control, such as regulatory approvals). Additionally for 2025, a profitability bonus was added to the annual incentive plan whereby if the Company exceeded its target Adjusted EBITDA goal, an additional 10 percentage points would be added to the final attainment of the annual incentive plan. This profitability bonus was designed to be one-time in nature as the Company and Committee anticipated incorporating Adjusted EBITDA (or profitability) goals as component of the annual incentive plan in 2026 and beyond.
Pillar & People objectives include the following; any additional disclosure of specific plan targets has not been shared, as doing so could result in competitive harm to the Company.
a.three Innovation goals including multiple product development milestones, such as the first-in-human treatment using Pulsed Field Ablation (PFA), initiating both design verification builds and reliability testing for the next-generation cryo generator, and completion of User Preference Evaluation (UPE) for the cryoXT® probe, and
b.two Clinical Science goals related to clinical trial enrollment and site initiation, including completing LeAAPS clinical trial enrollment and site initiation for the BoxX-NoAF clinical trial, and
c.three Education & Adoption goals that involve increased product adoption, retention and growth of customer accounts, including account growth for EnCompass®, EPi-Sense® and AtriClip® FLEX-Mini™, and
d.one People goal for retaining talent better than industry standards and continued progress on diversity initiatives.
For the named executive officers, the base salary and target annual incentive were determined in accordance with the Company’s executive compensation philosophy and objectives described above, and as part of the Chief Executive Officer’s annual compensation and performance review. Performance between goals is linearly interpolated. The Compensation Committee approved a 2025 incentive program that would have enabled these executive officers to earn the target and maximum incentives set forth below as a percentage of their base salaries.

Executive Officer	Base Salary ($)	Percentage of 2025 Base Salary at Threshold Goals (%)	Percentage of 2025 Base Salary at Target Goals (%)	Percentage of 2025 Base Salary at Maximum Goals (%)	Target Incentive ($)
Michael H. Carrel	$828,439	52.5%	105%	210%	$869,861
Angela L. Wirick	535,000	35	70	140	374,500
Douglas J. Seith	575,911	42.5	85	170	489,524
Salvatore Privitera	450,654	30	60	120	270,392
Justin J. Noznesky	455,029	30	60	120	273,017
The following table outlines the 2025 annual incentive plan and actual results.

Objectives	Maximum	Target	Threshold for Entry	Actual Results	Weight	Achievement	AIP Contribution
Payout Range	200%	100%	50%
Constant Currency Worldwide Revenue Growth	20.0%	14.0%	12.0%	14.4%	70.0%	106.7%	74.7%
Pillar & People Objectives(1)	9 goals	6 goals	4 goals	8 goals	30.0%	166.7%	50.0%
Profitability Goal - Adjusted EBITDA(2)			$45.0 million	$61.8 million		100.0%	10.0%
						Total	134.7%

(1)Pillar & People objectives include the following (a) three Innovation goals including multiple product clearances and development milestones, (b) two Clinical Science goals related to specific enrollment levels for our clinical trial enrollment and site initiation, (c) three Education & Adoption goals that involve increased product adoption, retention and growth of customer accounts, and (d) one People goal for attracting and retaining diverse talent.
(2)The total value of the Profitability Goal was 10% points added to the annual incentive plan if achieved, and measured Adjusted EBITDA after the impact of the additional bonus expense of achieving this goal.
The 2025 annual incentive plan's monetary increase in worldwide revenue at the threshold for entry remained consistent at $56 million, although the percentage growth rate has declined reflecting a higher revenue base that is naturally moderating growth rates over time. A profitability goal (adjusted EBITDA) was included in 2025 to add focus on improving operating leverage of the Company. The profitability goal's threshold was a monetary increase of $14 million or 45% growth over actual 2024 Adjusted EBITDA of $31 million. Altogether, these changes reflect maturation of the Company's operating model, additional focus on improving profitability, and new entrants developing competing products, procedures, and/or clinical solutions that cause variability in our results.
As shown above, our results for both worldwide revenue growth and pillar and people objectives achieved between the target and the maximum thresholds, and the one-time profitability goal was achieved, resulting in 134.7% achievement of the annual incentive plan based on the design above.
3. Equity Incentive Awards. We issue equity awards to our executive officers and employees under our equity plans to create an opportunity for our executive officers and employees to acquire an equity ownership interest in the Company and thereby motivate and retain executive talent and align employees and executives with the long-term interests of stockholders. Share-based awards are intended to reflect the participant’s position, responsibility, contributions and performance and to consider market data and each individual’s current equity position. We believe that share-based awards will stimulate pride in ownership and motivate employees and executives to commit themselves to our performance and increasing stockholder value.
The Compensation Committee continually reviews the value and mix of equity awards granted to executive officers in light of equity awards at peer group companies. The Compensation Committee also considers wealth accumulation for executive officers as a factor in making additional equity awards both as to type of award and number of underlying shares. The mix of equity grants for NEOs (other than the CEO) is 50% long-term performance share awards and 50% time-based restricted stock, while the mix of equity grants for the CEO is 70% long-term performance share awards and 30% time-based restricted stock.

PSAs granted in 2025 have three weighted performance targets measured over a three-year performance period: (i) the Company’s revenue CAGR in constant currency, a performance condition, (ii) Adjusted EBITDA goal, a performance condition, and (iii) relative total shareholder return (TSR), a market condition. The 2025 PSAs are weighted 50% on the CAGR performance target, 30% on the Adjusted EBITDA target, and 20% on the TSR performance target, with specific goals shown in the following table.

Revenue CAGR Component (50% of PSA)
Revenue compound annual growth rate (CAGR) is measured on a constant currency basis relative to fiscal year 2024 worldwide revenue of $465.3 million.
	2025-2027 Revenue CAGR	Payout
Stretch	20%	200%
Target	13%	100%
Threshold	10%	50%
Below Threshold	<10%	0%

Relative TSR Component (20% of PSA)
TSR is measured against the NASDAQ Health Care Index constituents and the 20-trading-day average stock price prior to the start (January 1, 2025) and end of the performance period (December 31, 2027).
	Percentile Achieved	Payout*
Stretch	75th	200%
Target	55th	100%
Threshold	30%	50%
Below Threshold	<30%	0%
*Payout is capped at target (100%) if the Company's TSR is negative.

Adjusted EBITDA Component (30% of PSA)
Adjusted EBITDA is calculated as net income/loss before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense and non-recurring charges that are not reflective of the operational results of the Company's core business and may affect comparability of results period-over-period. Adjusted EBITDA specifically excludes PFA co-development upfront and milestone payments.

	2027 Adjusted EBITDA Goal	Payout
Stretch	$108.9 million (approximately 250% increase over 2024)	200%
Target	$77.8 million (approximately 150% increase over 2024)	100%
Threshold	$62.2 million (approximately 100% increase over 2024)	50%
Below Threshold	< $62.2 million	0%
The performance and market condition payouts will be determined independently and accumulated to determine the total payout for the three-year performance period, subject to the maximum payout defined in the PSA agreements. The allocation of the number of shares for the performance share grant is calculated based on the closing stock price on the date of grant and weighted between the performance targets. However, the fair value is calculated independently:
•The fair value of the restricted stock awards and performance share awards with the revenue CAGR and Adjusted EBITDA performance conditions are measured based on the market value of the Company's stock on the date of grant of the awards or subsequent modification (if applicable). The grant date fair value of the 2025 awards was $38.74 for awards granted on March 1, 2025. While the Company utilizes revenue growth and Adjusted EBITDA in both the annual incentive and long-term incentive plans, the long-term incentive plan metrics are set at the beginning of three-year forward-looking period and consider the progress over this multi-year period when measured. As a result, the threshold levels differ as the longer performance period reflects a compounding base impact, which naturally moderates percentage growth rates over time.

•The fair value of performance share awards with the TSR market condition is estimated on the grant date using a Monte Carlo simulation. Determination of the fair value is affected by the Company and NASDAQ Health Care Index constituents, as defined by the award agreement, at the beginning of the service period and grant date, the expected volatility of the Company and NASDAQ Health Care Index constituents' stock price over the performance period and the correlation coefficient of the daily returns for the Company and NASDAQ Health Care Index constituents over the performance period. The grant date fair value of the 2025 performance share awards with the TSR market condition was $68.69 for awards granted on March 1, 2025.
The disparity in the fair value of the revenue CAGR and Adjusted EBITDA performance conditions and TSR market condition portions of the performance share awards is driven by the inputs utilized in the measurement of the TSR performance shares. Specifically, the coefficient of correlation of the daily returns for the Company and NASDAQ Health Care Index constituents stock price over the performance period demonstrated that AtriCure's common stock is expected to outperform the NASDAQ Health Care Index constituents based on historical activity, causing a greater estimated fair market value on the date of grant. The higher fair value of performance share awards with the TSR market condition, approximately 77% greater than the fair value of performance share awards with the revenue CAGR and Adjusted EBITDA performance conditions based on the market value of the Company's stock on the date of grant, is the driver of the difference between the long-term incentive value award by the Compensation Committee and the grant date fair market value of the award. In 2025, the Compensation Committee granted our NEOs long term incentive performance share awards valued at a target of $8,600,000 in total, which resulted in $9,929,613 in grant date fair market value, with the increase due to the fair value of the performance share awards with the TSR market condition, estimated using a Monte Carlo simulation as described above.
The equity incentive awards granted in 2025 are as follows:

		Long term Incentive Value(1)	Grant Date Fair Market Value of Stock or Option Awards(2)
Executive Officer	Grant Date	Target ($)	($)
Michael H. Carrel
PSAs	3/1/2025	$4,550,000	$5,253,500
RSAs	3/1/2025	1,950,000	1,949,978
Angela L. Wirick
PSAs	3/1/2025	1,175,000	1,356,661
RSAs	3/1/2025	1,175,000	1,174,984
Douglas J. Seith
PSAs	3/1/2025	1,250,000	1,443,252
RSAs	3/1/2025	1,250,000	1,249,985
Salvatore Privitera
PSAs	3/1/2025	875,000	1,010,266
RSAs	3/1/2025	875,000	874,982
Justin J. Noznesky
PSAs	3/1/2025	750,000	865,934
RSAs	3/1/2025	750,000	749,968

(1)The allocation of the number of shares for the 2025 performance share award grant is calculated based on long-term incentive value divided by the closing stock price on date of grant.
(2)In accordance with FASB ASC 718, the fair value of the restricted stock awards and performance share awards with the revenue at constant currency CAGR and Adjusted EBITDA performance conditions are measured based on the market value of the Company's stock on the date of grant of the awards. The fair value of performance share awards with the TSR market condition is estimated on the grant date using a Monte Carlo simulation. For 2025 grants, the fair value of restricted stock awards and performance share awards with revenue CAGR and Adjusted EBITDA performance conditions was $38.74, while fair value of performance share awards with the TSR market condition was $68.69.
PSAs awarded prior to 2025 have two weighted performance targets measured over a three-year performance period: (i) the Company’s revenue CAGR, a performance condition and (ii) relative TSR, a market condition. PSAs granted in 2023 and 2024 are weighted 75% on the CAGR performance target and 25% on the TSR performance target and have payout opportunities ranging from 0% to 300% of the target amount. PSAs vest at the end of the performance period, as defined by the PSA agreement. The performance share awards granted in 2023 fully vested on December 31, 2025 at 94% attainment of the combined revenue CAGR and TSR performance targets.

2023 Performance Share Awards Final Results
Weighting of PSA Components		75% of PSA	25% of PSA
	Vesting %	2022-2024 Revenue CAGR	rTSR
Maximum	300%	>=26%	95th percentile
Stretch	200%	22%	80th percentile
Target	100%	18%	55th percentile
Threshold	50%	14%	30th percentile
Final Result		17.4% CAGR	61st percentile*
% of target shares		93%	100%*
*ATRC TSR was negative therefore shares were capped at target achievement of 100%.
The Compensation Committee recognizes that both the annual incentive plan and the long-term performance share awards utilize the Company’s worldwide revenue growth as a performance metric. The Compensation Committee believes that at this time it is appropriate for the Company to utilize worldwide revenue growth as a performance metric for both the annual incentive plan and the long-term performance share awards due to the importance of this metric to the Company’s investors. The Company believes that many of its current and prospective investors view worldwide revenue growth as the single most important performance metric of the Company. The annual incentive plan is measured over a one-year performance period, while the 2025 performance share awards are measured over a three-year performance period. As a result, the threshold levels differ as the longer performance period reflects a compounding base impact, which naturally moderates percentage growth rates over time. The Company also regularly engages with investors regarding the performance metrics that are most important. Based on this engagement, the long-term performance share awards have included total shareholder return (TSR) as a market metric since 2021 and added a profitability metric (Adjusted EBITDA) beginning in 2025.
Each year, the Compensation Committee considers grants for executive officers and employees based on recommendations from the CEO, as well as the factors described above. With respect to newly hired or promoted executives, the size of the initial equity grants is determined based on the individual’s position, experience and competitive market information. New hire or promotion grants are generally made at the date of hire or promotion. The exercise price for options (if granted) equals the fair market value of our common stock on the date of the grant. In response to Item 402(x)(1) of Regulation S-K, we do not grant new awards of stock options, stock appreciation rights or similar option-like instruments in anticipation of material nonpublic information. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by us. In the event we determine to grant new awards of such options the Board will evaluate the appropriate steps to take in relation to the foregoing.
Recovery of Prior Incentive Compensation
Under the Company's Incentive Compensation Recoupment Policy (Clawback Policy), if the Company is required to prepare an accounting restatement (Restatement), the Board shall take reasonably prompt action to recoup all erroneously awarded compensation that would not have been received had the amount been determined based on the measures in the Restatement. The Board may seek to recoup the erroneously awarded compensation by any means as the Board, in its sole discretion, determines to be appropriate. The Board may also determine whether, and to what extent, additional action is appropriate to address the circumstances surrounding any Restatement to reduce the risk of recurrence and to impose such other discipline as the Board deems fit. This Clawback Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any person that may be available under law or otherwise. The Board has delegated to the Compensation Committee its powers to administer the Clawback Policy.
AtriCure’s 2023 Stock Incentive Plan provides that any award issued under it shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Compensation Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of NASDAQ or the SEC. As a result, time-based and performance-based awards issued pursuant to our equity plans are subject to the Clawback Policy.

Perquisites
We do not generally provide executives with perquisites other than programs made available to all Company employees. Mr. Seith receives an annual car allowance of $7,200, consistent with the car allowances provided to other AtriCure field-based personnel. The Compensation Committee adopted a policy that states that NEOs of the Company will not be reimbursed by the Company for personal taxes owed by them resulting from their receipt of perquisites, other than for relocation expenses.

Summary Compensation Table
The following table sets forth summary compensation information for 2025, 2024 and 2023 for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2025.

		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)		($)
Michael H. Carrel	2025	$828,439	$7,203,478	$—	$1,171,703	$14,000		$9,217,620
President and Chief	2024	824,417	9,350,144	—	882,039	13,800		11,070,400
Executive Officer	2023	804,310	6,738,465	—	1,193,314	13,200		8,749,289

Angela L. Wirick	2025	523,366	2,535,345	—	504,452	11,750		3,574,913
Chief Financial Officer	2024	462,935	2,508,547	—	306,609	11,500		3,289,591
	2023	447,383	2,079,820	—	382,904	11,250		2,921,357

Douglas J. Seith	2025	572,220	2,697,173	—	659,390	21,200	(5)	3,949,983
Chief Operating Officer	2024	551,073	3,066,038	—	477,287	21,821	(5)	4,116,219
	2023	535,023	2,298,696	—	645,723	20,400	(5)	3,499,842

Salvatore Privitera (6)	2025	447,765	1,888,003	—	364,218	14,000		2,713,986
Chief Technical Officer	2024	—	—	—	—	—		—
	2023	418,658	1,368,316	—	326,947	13,200		2,127,121

Justin J. Noznesky (7)	2025	452,112	1,618,264	—	367,754	11,750		2,449,880
Chief Marketing and	2024	434,723	1,560,868	—	266,192	11,590		2,273,373
Strategy Officer	2023	—	—	—	—	—		—

(1)Amounts in the stock awards column represent the aggregate grant date fair value of restricted stock (RSA), performance share awards (PSA) (valued assuming target performance) and performance share units (PSUs) granted pursuant to the 2023 Stock Incentive Plan. The aggregate grant date fair value of the awards is calculated by the number of shares of Common Stock underlying the RSAs, PSAs (at target) and PSUs (at target) by the estimated fair value in accordance FASB ASC Topic 718. The fair value of RSAs and PSAs with revenue CAGR and Adjusted EBITDA performance conditions are measured based on the market value of the Company's stock on the date of grant of the awards. The fair value of PSAs with a TSR market condition and PSUs with a market condition is estimated on the grant date using a Monte Carlo simulation. RSAs, PSAs and PSUs awarded for 2024 performance were granted in 2025; these awards are reflected in 2025 compensation. RSAs and PSAs awarded for 2023 performance were granted in 2024; these awards are reflected in 2024 compensation. RSAs and PSAs awarded for 2022 performance were granted in 2023; these awards are reflected in 2023 compensation. The aggregate fair value of PSAs and PSUs granted in 2025 for 2024 performance, assuming achievement at target performance levels, was as follows:

Executive Officer	Granted in 2025
Michael H. Carrel	$5,253,500
Angela L. Wirick	1,356,661
Douglas J. Seith	1,443,252
Salvatore Privitera	1,010,266
Justin J. Noznesky	865,934
(2)No option awards were granted during 2025, 2024, or 2023.
(3)Amounts shown represent incentive-based awards earned in 2025, 2024 and 2023 pursuant to annual incentive-based award programs.
(4)Amounts shown include the matching contributions made under our 401(k) Plan and other amounts as noted. Amounts shown also include recognition awards that exceeded IRS De Minimis Fringe Benefits paid to Mr. Seith, Mr. Privitera, and Mr. Noznesky in 2025.
(5)The amounts shown include $7,200 for a car allowance paid to Mr. Seith in 2025, 2024 and 2023.
(6)Mr. Privitera became a named executive officer in 2025, and was previously a named executive officer in 2023. Compensation information is not provided for the year 2024 as he was not a named executive officer.
(7)Mr. Noznesky became a named executive officer in 2024. Compensation information is not provided for the year 2023, as he was not a named executive officer.

Grants of Plan-Based Awards
The following table sets forth information concerning the annual performance bonuses for performance share award and restricted stock award grants made during 2025 (for 2024 performance) to the executive officers named in the Summary Compensation Table. No option awards were granted to the executive officers in 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Market Value of Stock or Option Awards(3) ($)
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael H. Carrel		$434,930	$869,861	$1,739,722
PSAs	3/1/2025				58,724	117,449	234,898		$5,253,500
RSAs	3/1/2025							50,335	1,949,978
Angela L. Wirick		187,250	374,500	749,000
PSAs	3/1/2025				15,166	30,330	60,660		1,356,661
RSAs	3/1/2025							30,330	1,174,984
Douglas J. Seith		244,762	489,524	979,049
PSAs	3/1/2025				16,134	32,266	64,532		1,443,252
RSAs	3/1/2025							32,266	1,249,985
Salvatore Privitera		135,196	270,392	540,785
PSAs	3/1/2025				11,293	22,586	45,172		1,010,266
RSAs	3/1/2025							22,586	874,982
Justin J. Noznesky		136,509	273,017	546,035
PSAs	3/1/2025				9,679	19,359	38,718		865,934
RSAs	3/1/2025							19,359	749,968

(1)Represents estimated incentives eligible to be earned under our annual cash incentive plan for 2025. Actual awards earned and paid to the named executive officers under these plans are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed earlier under the heading “Compensation Discussion and Analysis”.
(2)Awards granted under the 2023 Stock Incentive Plan.
(3)In accordance with FASB ASC 718, the fair value of RSAs and PSAs with revenue CAGR and Adjusted EBITDA performance conditions are measured based on the market value of the Company's stock on the grant date of the awards. The fair value of PSAs with a TSR market condition is estimated on the grant date using a Monte Carlo simulation. Fair value of RSAs and PSAs with revenue CAGR and Adjusted EBITDA performance conditions were $38.74, while the fair value of PSAs with a TSR market condition was $68.69.

Outstanding Equity Awards at Year-End
The table below sets forth information concerning the number and value of outstanding restricted stock awards, performance share awards, and performance share units at December 31, 2025 for the executive officers named in the Summary Compensation Table. Under the Company’s equity award plans, restricted stock awards granted generally vest in one-third increments on the first, second and third anniversaries of the grant date. Performance share awards vest based on the Company achieving specified performance measurements over a performance period of three years. Performance share units vest based on the Company achieving specified performance measurements over three specified measurement periods over four years. There were no unexercised stock options held by named executive officers at December 31, 2025.

		Stock Awards(2)		Performance Share Awards(3)		Performance Share Units(4)
		Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Unearned Units That Have Not Vested
Executive Officer	Award Date	Number (#)	Market Value(1) ($)	Number (#)	Market or Payout Value(1) ($)	Number (#)	Market Value(1) ($)
Michael H. Carrel	3/1/2023	15,331	$606,494	101,280	$4,006,637	—	$—
	3/1/2024	33,902	1,341,163	118,660	4,694,190	—	—	(4)
	3/1/2025	50,335	1,991,253	117,449	4,646,282	—	—

Angela L. Wirick	3/1/2023	8,159	322,770	23,101	913,876	—	—
	3/1/2024	20,672	817,784	31,008	1,226,676	—	—
	3/1/2025	30,330	1,199,855	30,330	1,199,855	—	—

Douglas J. Seith	3/1/2023	9,018	356,752	25,532	1,010,046	—	—
	3/1/2024	25,266	999,523	37,899	1,499,284	—	—
	3/1/2025	32,266	1,276,443	32,266	1,276,443	—	—

Salvatore Privitera	3/1/2023	5,368	212,358	15,198	601,233	—	—
	3/1/2024	12,862	508,821	19,294	763,271	—	—
	3/1/2025	22,586	893,502	22,586	893,502	—	—

Justin J. Noznesky	3/1/2023	5,368	212,358	15,198	601,233	—	—
	3/1/2024	12,862	508,821	19,294	763,271	—	—
	3/1/2025	19,359	765,842	19,359	765,842	—	—

(1)Based on the December 31, 2025 closing price of our common stock of $39.56 per share.
(2)Restricted stock awards granted vest in one-third increments on the first, second and third anniversaries of grant.
(3)Performance share awards vest on the three-year anniversary of the award date, subject to achievement of specified performance measurements. The performance share awards in this table reflect the 94% attainment approved for the 2023 awards and the target amount of shares that were granted in 2024 and 2025.
(4)In 2024, the Compensation Committee approved a special grant of Performance Share Units (PSUs) to Mr. Carrel, in addition to his regular equity grant. The PSUs vest based on the attainment of specified stock prices over three measurement periods over a four-year period. PSUs vest in five defined tranches on the last day of three specified measurement periods, subject to a market vesting condition upon the simple moving average of the closing share price during the 60 consecutive calendar days immediately prior to and including the measurement period date. The PSU share price targets range from $50.00 to $100.00 and the underlying shares for each measurement period range from 16,538 shares to 41,345 shares. The maximum number of shares attainable is 165,380 shares. As the first measurement period ends in 2026 and in the preceding fiscal year the closing share price, as of December 31, 2025, was less than the minimum performance criteria, the market value of the PSU awards has been presented as $0.

Option Exercises and Stock Vested
The table below summarizes the options exercised and vesting of restricted stock and performance share awards during 2025.

	Option Awards		Stock Awards		Performance Share Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Michael H. Carrel	—	$—	39,827	$1,542,898	50,907	$1,972,137
Angela L. Wirick	—	—	21,608	837,094	9,003	348,776
Douglas J. Seith	—	—	25,842	1,001,119	12,120	469,529
Salvatore Privitera	—	—	14,075	545,266	6,579	254,870
Justin J. Noznesky	—	—	14,075	545,266	6,579	254,870

(1)Calculated by multiplying the number of shares acquired on exercise by the closing price of AtriCure common stock on the date of exercise.
(2)Calculated by multiplying the number of shares acquired on vesting/release by the closing price of AtriCure common stock on the date of vesting/release.
Severance and Change in Control Arrangements
We have an employment agreement with Michael H. Carrel, our President and Chief Executive Officer. We also have Change in Control Agreements and Severance Agreements with Ms. Wirick, our Chief Financial Officer; Mr. Seith, our Chief Operating Officer; Mr. Privitera, our Chief Technical Officer, and Mr. Noznesky, our Chief Marketing and Strategy Officer.
Carrel Employment Agreement
If the Company terminates Mr. Carrel’s employment “without cause” or if he terminates his employment for “good reason,” each as defined in the employment agreement, Mr. Carrel is entitled to a severance payment equal to twelve months of his then-current base salary plus a pro-rata portion of his target bonus for the year in which such termination occurred through the date of termination. If the termination occurs during a change in control period, he is entitled to a severance payment equal to up to twenty-four months of his then-current base salary plus his target bonus for the severance period. In the case of termination by Mr. Carrel for “good reason” or by the Company “without cause” or in the case of any change of control, any unvested restricted shares or time-based stock options shall fully vest on the date of termination.
Other Named Executive Officers' Severance Agreements
The Company has an Executive Leadership Severance Policy (“Severance Policy”) which provides payments to eligible executive officers of the Company (other than the CEO) whose employment is involuntarily terminated in certain circumstances not involving a change in control. Under the Severance Policy an executive officer who experiences an involuntary loss of employment with the Company as a direct result of position elimination or reduction in force not involving a change in control of the Company will be eligible for severance pay. The severance pay under the Severance Policy is equal to one and one-half times the executive officer’s base salary and shall be made in the form of the continuation of the payment over the eighteen months after termination of employment in accordance with the Company’s payroll practices in effect. This description of the Severance Policy is not complete. The Severance Policy is filed with the Company's 2021 Annual Report on Form 10-K as Exhibit 10.20.
Other Named Executive Officers' Change in Control Agreements
Each of the NEO’s have separate change in control agreements. Mr. Seith’s and Ms. Wirick’s change in control agreements provide that if his or her employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he or she is entitled to a severance payment equal to twenty-four months of his or her then-current base salary plus target bonus for the severance period. Mr. Privitera's and Mr. Noznesky's change in control agreements provide that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to eighteen months of his then-current base salary plus his target bonus for the severance period.

Treatment of Equity Awards
After termination of an executive officer or director following a change in control, any full-value awards become fully vested and all performance goals or other vesting criteria will be deemed achieved at target levels pursuant to the terms of our 2005 Equity Incentive Plan, 2014 Stock Incentive Plan or our 2023 Stock Incentive Plan and/or the related award agreement. All outstanding options vest and become fully exercisable pursuant to the terms of our 2023 Stock Incentive Plan and/or the related stock option agreements. Generally, if termination is due to death or disability, the options will remain exercisable for twelve months. In all other cases or termination, including retirement, the options will generally remain exercisable for 90 days.
The table below shows the potential payments, other than those generally available to all salaried employees, which would be payable to each named executive officer assuming a qualifying change in control or other triggering event had occurred on December 31, 2025.

Name	Payments Under Employment Agreement/ Change In Control Agreement ($)	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Other ($)(1)
Michael H. Carrel	$3,396,600	$—	$15,526,786	$43,820
Angela L. Wirick	1,444,500	—	4,526,495	—
Douglas J. Seith	1,641,346	—	5,128,005	—
Salvatore Privitera	946,373	—	3,058,463	—
Justin J. Noznesky	955,561	—	2,888,236	—

(1)Other includes medical, dental, life insurance or similar "welfare" benefits substantially similar in scope and cost available immediately prior to the Change in Control Period.
Indemnification Agreements
In addition to the Company’s director and officer liability insurance program, the Company has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Restated Certificate of Incorporation and to provide additional procedural protections. The Agreements require the Company to indemnify the individuals to the fullest extent authorized by the Company’s charter document and provides for the advancement of expenses. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future. The Form of Indemnity Agreement with Directors and Executive Officers is filed with the Company's 2024 Annual Report on Form 10-K as Exhibit 10.18.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing disclosure of the ratio of the median employee’s annual total compensation to that of the principal executive officer (“PEO”). Consistent with the disclosure instructions of Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change. Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans may differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.
A new median employee was identified in 2023 due to the three-year timeframe noted by the disclosure instructions of Item 402(u). We reviewed changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2025 pay ratio disclosure. Our total number of full-time employees as of December 31, 2025 was 1,346 individuals – 1,212 in the United States and 134 outside of the United States. Pursuant to the de minimis exemption for foreign employees as permitted by applicable SEC rules, we excluded 55 employees from the following 12 countries:

Australia, Austria, Belgium, Canada, China, France, Italy, Japan, Norway, Singapore, Spain and Taiwan. The calculation of the median employee's income was prepared using a listing of employees with their corresponding annual total cash compensation (base salary or hourly wages, overtime wages, and bonuses) and equity grants, based on the Company’s payroll and other compensation records. For those employees that were not employed for the full fiscal year, their salary and variable compensation were annualized to compute their total compensation. Wages paid in foreign currencies were converted into U.S. dollars using the applicable year-to-date average exchange rates as of December 31, 2025.
The Company’s PEO is Mr. Carrel, our President and Chief Executive Officer. Mr. Carrel’s annual total compensation for 2025, as noted in the Summary Compensation Table above, was $9,217,620. The median employee’s (excluding the PEO) annual total compensation for 2025 was $144,309. Therefore, we reasonably estimate that the ratio of our PEO’s annual total compensation to the annual total compensation of our median employee was 64:1, as compared to the 2024 ratio of 83:1. The fluctuation in the pay ratio is primarily due to the special equity grant of performance share units granted to the PEO during 2024.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing disclosures of the relationship between executive compensation paid and the Company's financial performance. Under the SEC's pay versus performance rules, the SEC has developed a new definition of pay, referred to as Compensation Actually Paid (“CAP”), which is compared to certain performance measures defined by the SEC.
In the table below, totals for the Summary Compensation Table (“SCT”) and CAP values represent a mix of both compensation earned during the year (base salary and annual incentives) and estimated future pay opportunities (equity incentive awards). The difference between the SCT presentation and calculation of CAP is the value attributable to equity incentive awards. Within SCT values, equity incentive awards include the grant date fair value of equity incentive awards awarded during the year, reflecting the evaluation of the prior year's performance. Within CAP values, equity incentive awards represents the year-over-year change in the values of unvested equity incentive awards, awards that vested or forfeited during the year, as well as the year-end valuation of equity incentive awards granted during the year.
Pay versus Performance Table

					Value of Initial Fixed $100 Investment Based on:
Year(1)	SCT Total for PEO	CAP to PEO(2)	Average SCT Total for non-PEO NEOs	Average CAP to non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)	Net (Loss) Income	Worldwide Revenue Growth(4)
	($)	($)	($)	($)	($)	($)	($ in 000's)	(%)
2025	$9,217,620	$14,939,215	$3,172,191	$4,505,597	$71.06	$81.27	$(11,448)	14.9%
2024	11,070,400	6,768,485	3,042,529	2,298,563	54.89	66.46	(44,698)	16.5%
2023	8,749,289	4,761,236	2,669,757	1,799,435	64.11	68.20	(30,438)	20.8%
2022	8,346,968	248,184	2,256,022	798,083	79.72	67.65	(46,466)	20.4%
2021	7,535,074	13,119,796	2,142,873	3,433,743	124.90	89.96	50,199	32.8%

(1)Non-PEO Named Executive Officers include average of the following participants:
2025: Angela L. Wirick, Douglas J. Seith, Salvatore Privitera, and Justin J. Noznesky
2024: Angela L. Wirick, Douglas J. Seith, Karl S. Dahlquist, and Justin J. Noznesky
2023: Angela L. Wirick, Douglas J. Seith, Karl S. Dahlquist, and Salvatore Privitera
2022: Angela L. Wirick, Douglas J. Seith, Justin J. Noznesky, and Deborah Yount
2021: Angela L. Wirick, Douglas J. Seith, Justin J. Noznesky, and Vinayak Doraiswamy
(2)See reconciliation of SCT to CAP for PEO and non-PEO NEOs below.
(3)Reflects the total shareholder return indexed to $100 per share for ATRC and the NASDAQ Health Care Index which is the industry peer group reported in our 2025 Form 10-K.
(4)Company selected measure is annual worldwide revenue growth rate. Amount is calculated as a percentage change in worldwide revenue over the prior year.

The table below sets forth a reconciliation from the SCT to CAP for our PEO for the years ended December 31, 2021, 2022, 2023, 2024, and 2025.

	PEO
	2025	2024	2023	2022	2021
SCT Total Compensation	$9,217,620	$11,070,400	$8,749,289	$8,346,968	$7,535,074
Less: Grant Fair Value of Equity Awards Made During Year(1)	(7,203,478)	(9,350,144)	(6,738,465)	(6,722,916)	(5,594,896)
Year End Fair Value of Equity Awards Made During Year(2)	8,735,172	7,036,576	5,933,361	3,877,228	7,213,771
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards(3)	3,447,697	(2,046,641)	(2,659,508)	(5,258,934)	2,640,635
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year(4)	742,204	58,294	(523,441)	5,838	1,325,212
Less: Fair Value as of Prior Year End for Awards Granted in Prior Years that were Forfeited(5)	—	—	—	—	—
Incremental Fair Value of Modified Awards(5)	—	—	—	—	—
Total Adjustments Related to Equity Awards	5,721,595	(4,301,915)	(3,988,053)	(8,098,784)	5,584,722
Total CAP	$14,939,215	$6,768,485	$4,761,236	$248,184	$13,119,796

(1)Represents the grant date fair value of equity-based awards made during the fiscal year as reported in the SCT.
(2)Represents the year-end fair value of equity awards that were made during the fiscal year and remained unvested as of year-end.
(3)Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of each fiscal year-end. For awards with a performance condition, the estimated fair value is measured at the probable outcome of such condition as of the last day of the fiscal year. Estimated attainment for awards in periods presented ranges from 93% to 196%.
(4)Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
(5)No activity during periods presented.

The table below sets forth a reconciliation from the average SCT to average CAP for our non-PEO NEOs for the years ended December 31, 2021, 2022, 2023, 2024, and 2025.

	Non-PEO NEOs
	2025	2024	2023	2022	2021
Average SCT Total Compensation	$3,172,191	$3,042,529	$2,669,757	$2,256,022	$2,142,873
Less: Grant Fair Value of Equity Awards Made During Year(1)	(2,184,696)	(2,229,820)	(1,778,787)	(1,555,800)	(1,327,506)
Year End Fair Value of Equity Awards Made During Year(2)	2,459,707	1,867,371	1,584,409	1,106,735	1,656,615
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards(3)	833,688	(396,661)	(620,469)	(954,967)	549,341
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year(4)	224,707	15,144	(55,475)	(53,907)	412,420
Less: Fair Value as of Prior Year End for Awards Granted in Prior Years that were Forfeited(5)	—	—	—	—	—
Incremental Fair Value of Modified Awards(5)	—	—	—	—	—
Total Adjustments Related to Equity Awards	1,333,406	(743,966)	(870,322)	(1,457,939)	1,290,870
Total Average CAP	$4,505,597	$2,298,563	$1,799,435	$798,083	$3,433,743

(1)Represents the grant date fair value of equity-based awards made during the fiscal year as reported in the SCT.
(2)Represents the year-end fair value of equity awards that were made during the fiscal year and remained unvested as of year-end.
(3)Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of each fiscal year-end. For awards with a performance condition, the estimated fair value is measured at the probable outcome of such condition as of the last day of the fiscal year. Estimated attainment for awards in periods presented ranges from 93% to 196%.
(4)Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
(5)No activity during periods presented.

Pay versus Performance Table Discussion and Analysis
The measures most important in determining pay during 2025 were those that impact achievement of our equity incentive awards and annual incentive plans.

Most Important Performance Measures
Worldwide Revenue Growth
Shareholder Return
•Worldwide revenue growth is calculated as the percentage change in worldwide revenue over the prior year. Worldwide revenue growth impacts both the achievement of our annual incentive plan objectives and performance targets of equity incentive awards.
•Shareholder return is calculated as the percentage change in stock price as of December 31 year over year. Shareholder return impacts the achievement of performance targets of equity incentive awards, as well as the value of stock awards realized by our named executive officers.
Analysis of Information Presented in the Pay versus Performance Table
Our compensation philosophy is to strongly link executive officer compensation to our performance and is intended to create long-term value for our stockholders. In accordance with Item 402(v) of Regulation S-K, we are providing the following description of relationships between information presented in the Pay versus Performance Table.
Cumulative TSR
The chart below reflects the relationship between the compensation actually paid to the PEO and average compensation actually paid to the Non-PEO NEOs to AtriCure's TSR and the peer group TSR.

CAP and Cumulative TSR
Compensation Actually Paid ($ millions)
Total Shareholder Return
$15.0
$10.0
$5.0
$—
$125.00
$100.00
$75.00
$50.00
$25.00
$13.1
$3.4
$0.2
$0.8
$4.8
$1.8
$6.8
$2.3
$14.9
$4.5
$124.90
$89.96
$79.72
$67.65
$68.20
$64.11
$66.46
$54.89
$81.27
$71.06
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Company TSR
Index TSR

The Company's chosen peer group is the NASDAQ Heath Care Index constituents. This is the same peer group disclosed in the Form 10-K performance graph, as well as the same index used to measure the relative total shareholder return performance target for the performance share awards granted annually to our executive officers since 2021. Over the five-year period shown in the table above, the Company's total shareholder return (TSR) was similar to the peer group's

TSR. The Company's stock performance significantly impacts executive compensation as approximately 70% or greater of the PEO total compensation and over 50% of the non-PEO total compensation is comprised of equity incentive plan awards since 2021. Therefore, CAP for the PEO and non-PEO NEOs is positively correlated to fluctuations in the Company's stock performance as it has a significant impact on the valuation of the underlying equity incentive awards included in the calculation of CAP. The percentage change in the Company TSR from the grant date and year over year has a proportionate impact on the CAP paid.
Net Income (Loss)

Year	CAP to PEO	∆ CAP to PEO	Average CAP to non-PEO NEOs	∆ CAP to Non-PEO NEO	Net (Loss) Income ($ in 000's)	∆ Net (Loss) Income
2025	$14,939,215	120.7%	$4,505,597	96.0%	$(11,448)	(74.4)%
2024	6,768,485	42.2%	2,298,563	27.7%	(44,698)	46.8%
2023	4,761,236	1818.4%	1,799,435	125.5%	(30,438)	(34.5)%
2022	248,184	(98.1)%	798,083	(76.8)%	(46,466)	(192.5)%
2021	13,119,796	(4.6)	3,433,743	21.8	50,199	(204.2)
Our strategy is to make investments to drive sustainable growth, and we incur substantial expenditures to develop and commercialize our products, expand our markets and build a foundation to support future growth. As a result, we have incurred net losses throughout our history. Our net losses have resulted principally from costs and expenses relating to sales, training and awareness efforts, research and product development, clinical trials, seeking regulatory clearances and approvals, product quality and safety initiatives and general operating expenses. Our net income (loss) can also be significantly impacted by non-recurring adjustments or charges that are not reflective of our ongoing core business operations and financial condition, as was the case in fiscal year 2021. We believe net income (loss) is not reflective of our ongoing core operations of our business, nor is it a metric that is most important to stockholder value. Therefore, it is not a metric used in any of the Company's incentive plans, and CAP is not correlated with net income (loss).
Worldwide Revenue Growth

Year	CAP to PEO	∆ CAP to PEO	Average CAP to non-PEO NEOs	∆ CAP to Non-PEO NEO	Worldwide Revenue ($ in 000's)	Worldwide Revenue Growth	∆ Worldwide Revenue Growth
2025	$14,939,215	120.7%	$4,505,597	96.0%	$534,528	14.9%	(1.6)%
2024	6,768,485	42.2%	2,298,563	27.7%	465,307	16.5%	(4.3)%
2023	4,761,236	1818.4%	1,799,435	125.5%	399,245	20.8%	0.4%
2022	248,184	(98.1)%	798,083	(76.8)%	330,379	20.4%	(12.4)%
2021	13,119,796	(4.6)	3,433,743	21.8	274,329	32.8%	43.3
Worldwide revenue growth is the most important company-selected measure. The Compensation Committee believes at this time it is appropriate for the Company to utilize worldwide revenue growth as a performance metric for both the annual incentive plan and the long-term performance share awards due to the importance of this metric to the Company’s investors. The Company believes that many of its current and prospective investors view worldwide revenue growth as the single most important performance metric of the Company. Annual revenue growth is used as a metric for performance attainment of the annual incentive plan, while revenue CAGR over a three-year performance period is used for the performance share awards included in the long-term equity incentive plans. Due to the difference in performance period duration, as well as the significant impact of the Company's stock price on the valuation of the equity incentive awards included in the calculation of CAP, the CAP for the PEO and non-PEO NEO is not correlated in the periods presented. Non-PEO NEO CAP was also impacted by the shifting of non-PEO membership within the periods presented.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our examination of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2025, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

OTHER MATTERS
We are not aware of any other business to be presented at the Annual Meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present is as set forth in this proxy statement.
If any other matter or matters are properly brought before the Annual Meeting or any continuation, postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein. The proxies will use their discretion to vote on such matters in accordance with their best judgment.
The proxy card used by AtriCure for the Annual Meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2027 Annual Meeting, it must be received by February 21, 2027.

By order of the Board of Directors,

/s/ Angela L. Wirick
Angela L. Wirick
Chief Financial Officer
Mason, Ohio
April 6, 2026

ANNEX A
ATRICURE, INC.
AMENDED AND RESTATED 2023 STOCK INCENTIVE PLAN
1. Purpose.
The purpose of the AtriCure, Inc. Amended and Restated 2023 Stock Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders. This Plan document is an omnibus document which authorizes, in addition to the Plan, the establishment of separate sub-plans (“Sub Plans”) that the Committee (defined below) may create and administer from time to time. The Plan shall be a separate and independent plan from the Sub Plans, but the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub Plans.
2. Definitions.
The following definitions shall be applicable throughout the Plan.
a.“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
b.“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award and Performance Compensation Award granted under the Plan. For purposes of Section 5(c) of the Plan, “Award” and “Award under the Plan” shall also mean any stock-based award granted under the Prior Plan and outstanding on the Effective Date.
c.“Award Agreement” means an agreement, either in written or electronic format, between the Company and a Participant setting forth the terms and conditions of an Award granted to the Participant.
d.“Board” means the Board of Directors of the Company.
e.“Cause” means with respect to any Participant, unless otherwise provided in the applicable Award Agreement (i) indictment for, conviction of, or plea of guilty or no contest by the Participant to a felony, or of any criminal act, that has an adverse effect on the Participant’s qualifications or ability to perform his duties; (ii) the unreasonable deliberate and material failure or refusal by the Participant to perform his employment duties (other than as a result of PTO, sickness, disability, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Participant identifying such failure or refusal and demanding that it be rectified; (iii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or other misconduct that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (iv) an act of gross negligence on the part of the Participant that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (v) a deliberate and material violation of a written material Company policy; or (vi) a material breach of the Plan or any change-in control or non-disclosure agreement to which Participant and the Company may be parties (or, in each case, any successor thereto or amendment thereof) which (and only if the same shall be curable) Participant fails to cure within thirty (30) days after the Company shall have given notice to the Participant identifying such breach and demanding that it be cured. Any purported termination by the Company for Cause which does not satisfy the applicable requirements of this Section 2(d) shall be conclusively deemed to be a termination by the Company without Cause for purposes of the Plan.
f.“Change in Control” means the occurrence of any of the following events:
i.Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
ii.The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

ANNEX A
iii.A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
iv.The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Code Section 409A and payment of the Award pursuant to the application of the definition of “Change in Control” above would cause such Award not to otherwise comply with Code Section 409A, payment of an Award may occur upon a Change in Control only to the extent that the event constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company under Code Section 409A.
g.“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
h.“Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board. The Committee shall be comprised of the members of the Board’s Compensation Committee unless and until otherwise determined by the Board.
i.“Common Stock” means the common stock, $0.001 par value per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).
j.“Company” means AtriCure, Inc., a Delaware corporation, and any successor thereto.
k.“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
l.“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than ISOs, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time, including using the definition of disability in the long term disability plan of the Company or an Affiliate.
m.“Effective Date” means the date on which the Plan is initially approved by the stockholders of the Company.
n.“Effective Date Share Limit” has the meaning given such term in Section 5(b).
o.“Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under the rules of NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.
p.“Eligible Person” means any (i) individual employed by the Company or an Affiliate; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act; or (iv) individual who has accepted an offer of employment or service as an employee, director, officer, consultant or advisor with the Company or its Affiliates (and would satisfy the provisions of any of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or its Affiliates), who, in the case of each of clauses (i) through (iv) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that he or she has been selected to participate in the Plan.

ANNEX A
q.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
r.“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
s.“Fair Market Value” means (i) unless otherwise determined by the Committee, on a given date, (A) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (B) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (ii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock. In the case of an Incentive Stock Option, Fair Market Value shall be determined by the Committee in accordance with Code Section 422. For Awards intended to be exempt from Code Section 409A, Fair Market Value shall be determined by the Committee in accordance with Code Section 409A.
t.“Full-Value Award” means Restricted Stock, Restricted Stock Units, or unrestricted Common Stock.
u.“Immediate Family Members” shall have the meaning set forth in Section 14(c).
v. “Incentive Stock Option” or “ISO” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
w.“Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
x.“NASDAQ” shall mean The NASDAQ Global Select Market.
y.“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award.
z.“Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
aa.“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.
ab.“Option” means an Award granted under Section 7 of the Plan.
ac.“Option Period” has the meaning given such term in Section 7(c) of the Plan.
ad.“Other Stock-Based Award” means an Award granted under Section 10 of the Plan.
ae.“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award.
af.“Participant Agreement” means, with respect to an Eligible Person, any applicable Award Agreement or any other employment, consulting, or other service or compensatory or severance agreement between the Eligible Person and the Company or an Affiliate, or any compensatory or severance plan, program, or arrangement of the Company or an Affiliate in which the Eligible Person participates.
ag.“Performance Compensation Award” shall mean any Award, whether cash-based or stock-based, designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
ah.“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
ai.“Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

ANNEX A
aj.“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period.
ak.“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
al.“Permitted Transferee” shall have the meaning set forth in Section 14(c) of the Plan.
am.“Person” shall have the meaning given such term in the definition of “Change in Control.”
an.“Plan” means this AtriCure, Inc. Amended and Restated 2023 Stock Incentive Plan, as amended from time to time.
ao.“Prior Plan” shall mean the AtriCure, Inc. 2014 Stock Incentive Plan, as such plan may have been amended and/or restated.
ap.“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
aq.“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
ar.“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
as."Retirement" means retirement with the Company at or after age 65.
at.“SAR Period” has the meaning given such term in Section 8(c) of the Plan.
au.“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
av.“Separation From Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code.
aw.“Specified Employee” means a Participant who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.
ax.“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
ay.“Strike Price” has the meaning given such term in Section 8(b) of the Plan.
az.“Subsidiary” means, with respect to any specified Person:
(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of company voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2) any partnership (or any comparable foreign entity) (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
ba.“Substitute Award” has the meaning given such term in Section 5(e).
bb.“Sub Plans” has the meaning given such term in Section 1.

ANNEX A
3. Effective Date; Duration.
The Plan is effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4. Administration.
a.The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
b.Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including the vesting provisions; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) establish any Sub Plans that may be governed by the Plan; (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards (including previously deferred Awards), and accelerate and determine payouts, if any, in respect of Awards with incomplete Performance Periods, in each case upon a Change in Control, death, Disability or Retirement (or on any other termination of employment) of a Participant; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
c.Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act. When the Committee delegates its authority hereunder to one or more officers of the Company, it shall specify the total number of Awards that the officer or officers may award and the terms on which any Awards may be offered or sold. In no event shall the Committee authorize any officer to designate such officer as a recipient of any Awards.
d.Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
e.No member of the Board, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting bad faith, fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any

ANNEX A
action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Amended Articles of Incorporation or Amended and Restated Code of Regulations. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Amended Articles of Incorporation or Amended and Restated Code of Regulations, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
f.Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5. Grant of Awards; Shares Subject to the Plan; Limitations.
a.The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and/or Performance Compensation Awards to one or more Eligible Persons.
b.Awards granted under the Plan shall be subject to the following limitations: (i) subject to Sections 5(c) and 12 of the Plan, no more than the sum of (A) 6,000,000 ~~4,500,000~~ shares of Common Stock plus (B) the number of shares of Common Stock that, as of the Effective Date, are remaining available for issuance or delivery, and not subject to outstanding awards, under the Prior Plan may be delivered in the aggregate pursuant to Awards granted under the Plan (such sum of (A) and (B), the “Effective Date Share Limit”); (ii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Effective Date Share Limit may be delivered in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares subject to Awards granted to any Non-Employee Director during a single fiscal year shall be limited so that the Awards, taken together with any cash fees paid to such Non-Employee Director in respect of his or her service during such year (including service as a member or chair of any committees of the Board), do not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). Notwithstanding the foregoing, the Board may make exceptions to the limit in the foregoing clause (iii) for (A) a non-executive chairman of the Board, provided that such non-executive chairman does not participate in the decision to award such compensation, and (B) special projects and ad hoc committee appointments, as deemed appropriate by the Board, from time to time.
c.The following rules shall apply in determining the number of shares of Common Stock available for grant under the Plan:
i.Shares of Common Stock subject to any Award shall be counted against the Effective Date Share Limit as one share of Common Stock for every share of Common Stock subject to such Award.
ii.To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of shares of Common Stock being made, the Effective Date Share Limit shall be credited with one share of Common Stock for each share of Common Stock subject to such Award, and such number of credited shares of Common Stock may again be made subject to Awards under the Plan.
iii.Any shares of Common Stock tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award or repurchased by the Company with Option proceeds shall not be added back to the number of shares of Common Stock available for issuance under the Plan. Upon exercise of a SAR, the number of shares of Common Stock subject to the Award that are being exercised shall be counted against the Effective Date Share Limit on the basis of one share of Common Stock for every share of Common Stock subject to such Award, regardless of the actual number of shares of Common Stock used to settle the SAR upon exercise.

ANNEX A
iv.Any shares of Common Stock underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction shall not, unless required by law or regulation, count against the reserve of available shares of Common Stock under the Plan.
d.Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
e.Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company combines (“Substitute Awards”). Shares of Common Stock underlying Substitute Awards shall not be counted against the number of shares of Common Stock available for issuance pursuant to Section 5(b) above; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan.
f.Following the Effective Date, no new awards shall be granted under the Prior Plan. For purposes of the preceding sentence, awards under the Prior Plan with performance periods that commenced prior to the Effective Date and end after the Effective Date shall not be deemed new awards granted following the Effective Date.
6. Eligibility.
Participation shall be limited to Eligible Persons.
7. Options.
a.Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
b.Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
c.Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate; provided, further, that notwithstanding any vesting dates set by the Committee, and consistent with the Committee’s power under Section 4(b), the Committee may, in its sole discretion, accelerate the exercisability of any Option upon a Change in Control, death, Disability or Retirement (or on any other termination of employment) of a Participant, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability.

ANNEX A
d.Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company), provided that such shares of Common Stock are not subject to any pledge or other security interest; (ii) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay the Exercise Price and all applicable required withholding taxes; or (iii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price. Notwithstanding the foregoing, if on the last day of the Option Period, the Fair Market Value exceeds the Exercise Price, the Participant has not exercised the Option, and the Option has not expired, such Option shall be deemed to have been exercised by the Participant on such last day by means of a net exercise and the Company shall deliver to the Participant the number of shares of Common Stock for which the Option was deemed exercised less such number of shares of Common Stock required to be withheld to cover the payment of the Exercise Price and all applicable required withholding taxes. Any fractional share of Common Stock shall be settled in cash.
e.Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date on which he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option and (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
f.Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
g.No Repricing. Subject to the adjustment provisions of Section 12, without the approval of the Company’s stockholders, (A) the Exercise Price for any outstanding Option may not be decreased after the Date of Grant, (B) no outstanding Option may be surrendered to the Company as consideration for the grant of a new Option with a lower Exercise Price, and (C) no other modifications to any outstanding Option may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Company’s Common Stock is listed. Neither the Board nor the Committee shall offer a cash buy-out of “underwater” Options, and such buyouts of “underwater” Options shall be prohibited.
8. Stock Appreciation Rights.
a.Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
b.Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or

ANNEX A
in substitution for) an Option previously granted shall have a Strike Price at least equal to the Exercise Price of the corresponding Option.
c.Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, and consistent with the Committee’s power under Section 4(b), the Committee may, in its sole discretion, accelerate the exercisability of any SAR upon a Change in Control, death, Disability or Retirement (or on any other termination of employment) of a Participant, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability.
d.Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
e.Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional share of Common Stock shall be settled in cash.
f.Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of shares of Common Stock underlying the substituted SARs shall be the same as the number of shares of Common Stock underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options; provided, however, that if, in the opinion of the Company’s independent public auditors, the foregoing provision creates adverse accounting consequences for the Company, such provision shall be considered null and void.
9. Restricted Stock and Restricted Stock Units.
a.Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
b.Stock Certificates and Book Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent that shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

ANNEX A
c.Vesting; Acceleration of Lapse of Restrictions. The Restricted Period with respect to Restricted Stock and Restricted Stock Units shall lapse in such manner and on such date or dates determined by the Committee and the Committee shall determine the treatment of the unvested portion of Restricted Stock and Restricted Stock Units upon termination of employment or service of the Participant granted the applicable Award. Consistent with the Committee’s power under Section 4(b), the Committee may in its sole discretion accelerate the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units upon a Change in Control, death, Disability or Retirement (or on any other termination of employment) of a Participant, which acceleration shall not affect any other terms and conditions of such Awards.
d.Delivery of Restricted Stock and Settlement of Restricted Stock Units.
i.Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book entry notation) evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. Dividends and dividend equivalents credited or payable in connection with an Award of Restricted Stock that has not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests.
ii.Unless otherwise provided by the Committee in the applicable Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in the applicable Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments. Dividends and dividend equivalents credited or payable in connection with an Award of Restricted Stock Units that has not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests.
e.Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE ATRICURE, INC. 2023 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN ATRICURE, INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF ATRICURE, INC.
10. Other Stock-Based Awards.
a.Generally. The Committee may issue unrestricted Common Stock or rights under the Company’s other incentive programs that, subject to the terms and conditions thereof, provide for the right to receive grants of Awards at a future date, or other Awards denominated in Common Stock, under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion

ANNEX A
determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement. Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
b.Non-Employee Director Awards. The Committee shall grant Awards to each Non-Employee Director as part of the retainer for Non-Employee Director service. The number of shares of Common Stock underlying the Awards granted to each Non-Employee Director shall be the number of shares of Common Stock equal to the award value divided by the Fair Market Value of a share of Common Stock on the Date of Grant. Notwithstanding the foregoing, the Committee may grant Options, Restricted Stock Units, Restricted Stock or other types of Awards contemplated by this Plan. Subject to the limitations in Section 5(b)(iii), the Committee shall have the authority to establish the award value annually. As of the Effective Date of the Plan, the Committee has established the following:
i.Automatic Grants. Each Non-Employee Director shall automatically be granted (A) shares of Restricted Stock worth $175,000 of Common Stock, as valued on the Date of Grant, upon, or in connection with, commencement of service as a director of the Company, and (B) Restricted Stock worth $150,000 of Common Stock, as valued on the Date of Grant, at each annual meeting of the Company’s stockholders. All such Restricted Stock shall be subject to the terms and conditions of this Plan.
ii.Vesting of Restricted Stock Granted to Non-Employee Directors. Each initial grant of Restricted Stock granted to a newly elected or appointed Non-Employee Director shall vest in three (3) successive equal annual installments over the Non-Employee Director’s period of continued service as a director, with the first such installment to vest upon the Non-Employee Director’s completion of one (1) year of service as a Non-Employee Director measured from the Date of Grant. Each annual grant of Restricted Stock granted to continuing Non-Employee Directors shall vest upon the Non-Employee Director’s completion of one (1) year of service as a Non-Employee Director measured from the Date of Grant.
11. Performance Compensation Awards.
a.Generally. The Committee shall have the authority, at the time of grant of any Award described in Section 9 or 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall also have the authority to grant a standalone cash-based Performance Compensation Award pursuant to this Section 11.
b.Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, the Performance Formula, and the form of settlement for such Award. With regard to the Performance Compensation Awards to be issued for such Performance Period, the Committee may exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.
c.Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational units, or any combination of the foregoing) and may include, but shall not be limited to, the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue, gross revenue growth; (v) gross profit or gross profit growth; (vi) net operating profit (before or after taxes); (vii) return measures (including, but not limited to, stockholder return, TSR, return on investment, assets (including net assets), capital, invested capital, equity, or sales); (viii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (ix) earnings before or after taxes, interest, depreciation or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) measures of economic value added; (xviii) inventory control; (xix) enterprise value; (xx) sales; (xxi) stockholder return; (xxii); client retention; (xxiii) competitive market metrics; (xxiv) employee retention; (xxv) timely completion of new product rollouts; (xxvi) timely launch of new facilities; (xxvii) objective measures of personal targets, goals or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions, expansions of specific business operations and meeting divisional or project budgets); (xxviii) any other objective or subjective criteria, including individual performance criteria, as determined by the Committee; or (xxix) any combination of the foregoing. Performance Criteria also may include measures related to environmental, social and/or governance (“ESG”) matters, including, without limitation, matters related to people, retention, hiring, headcount, and diversity, equity and inclusion (“DEI”). Any one or more of the Performance

ANNEX A
Criteria may be used on an absolute, adjusted, or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisional or operational unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph.
d.Modification of Performance Goal(s). The Committee may alter Performance Criteria or modify the calculation of a Performance Goal without obtaining stockholder approval to reflect any event that would reasonably be expected to affect or alter such Performance Criteria or Performance Goal, including, but not limited to: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) nonrecurring items; (vi) acquisitions or divestitures; (vii) any other specific unusual or infrequently occurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) a change in the Company’s fiscal year; or (x) any other event as determined by the Committee.
e.Payment of Performance Compensation Awards.
i.Condition to Receipt of Payment. Unless otherwise provided in the applicable Participant Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
ii.Limitation. Unless otherwise provided in the applicable Participant Agreement, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.
iii.Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.
f.Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination of the amount earned. Unless otherwise provided in the applicable Award Agreement, any Performance Compensation Award that is otherwise payable in shares of Common Stock shall be credited (during the period between the Date of Grant and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 9(d)(ii)).
12. Changes in Capital Structure and Similar Events.
a.Dilution and Other Adjustments. In the event of any merger, reorganization, consolidation, liquidation, recapitalization, reclassification, redesignation, stock dividend, other extraordinary distribution (whether in the form of cash, shares or otherwise), stock split, reverse stock split, spin off, combination, repurchase or exchange of shares or issuance of warrants or rights to purchase shares or other securities, or other change in corporate structure affecting the Common Stock of the Company, the Committee may make such adjustments in the aggregate number and type of shares which may be delivered and the individual award maximums as set forth in Section 5, the number and type of shares subject to outstanding Awards and the Exercise Price or other price of shares of Common Stock subject to outstanding Awards (provided the number of shares of Common Stock subject to any Award shall always be a whole number), as may be and to the extent determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustment shall be conclusive and binding for all purposes of the Plan. The Committee shall determine whether and the extent to which any recapitalization, extraordinary distribution, reclassification, repurchase or exchange of shares or other event requires any such adjustment. Any such adjustment of an ISO or SAR shall be made in compliance with Code Sections 422 and 424, and no such adjustment shall be made that would cause any Award which is or becomes subject to Code Section 409A to fail to comply with the requirements of Code Section 409A or is exempt from Code Section 409A to become subject to Code Section 409A.

ANNEX A
b.Change in Control. Notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, the following provisions of this Section 12(b) shall apply except to the extent that (A) the applicable Award is assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation; or (B) an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern):
i.all outstanding Options and SARs vest and become fully exercisable; and
ii.all Full-Value Awards become fully vested and all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met
c.Termination.
i.Termination by Death, Disability, or Retirement. Subject to Section 14(b), if a Participant’s employment by the Company terminates by reason of death, Disability or Retirement, or in the case of an advisory relationship if such business relationship terminates by reason of death or Disability, any Award held by such Participant, unless otherwise determined by the Committee at grant or otherwise interpreted pursuant to Section 14(u) hereof, shall be fully vested and may thereafter be exercised by the Participant or by the Participant’s beneficiary or legal representative, for a period of one (1) year following termination of employment, in the case of death or Disability, and 90 days in the case of Retirement, or such longer period as the Committee may specify at or after grant in all cases other than ISOs, or until the expiration of the stated term of such Award, whichever period is shorter; provided, that unless otherwise provided in an Award Agreement, for Full-Value Awards conditioned on achievement of Performance Goals, no vesting may occur and/or no distribution may be made in the case of Retirement prior to the attainment of Performance Goals.
ii.Termination for Cause. If a Participant’s employment or service terminates for Cause, (A) all Options and SARs (or portions thereof) which have not been exercised, whether vested or not, and (B) all unvested Full-Value Awards, shall immediately be forfeited upon termination, including such Awards that are subject to performance conditions (or unearned portions thereof).
iii.Other Terminations. If a Participant’s employment or service terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or Cause, (A) any vested portion of Options or SARs held by the Participant at the time of termination may be exercised for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the termination date, or until the expiration of the original term of the Option or SAR, whichever period is shorter, (B) no unvested portion of any Option or SAR shall become vested, including such Awards that are subject to performance conditions (or unearned portions thereof), and (C) all unvested Full-Value Awards, including such Awards that are subject to performance conditions (or unearned portions thereof), shall immediately be forfeited upon termination.
iv.Limitation for ISOs. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or Disability (as defined in Code Section 422), or such Award will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, a NQSO. For this purpose, a termination of employment is cessation of employment, under the rules applicable to ISOs, such that no employment relationship exists between the Participant and the Company.
v.Transfers and Leaves of Absence. The transfer of a Participant within the Company shall not be deemed a termination of employment except as required by Sections 422 and 409A of the Code, and other applicable laws. The following leaves of absences are not deemed to be a termination of employment:
A.if approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, and the period of absence does not exceed 90 days;
B.if in excess of 90 days, if approved in writing by the Company, but only if the Participant’s right to reemployment is guaranteed by statute or contract and provided that the Participant returns to work within 30 days after the end of such absence; and

ANNEX A
C.subject to the restrictions of Section 409A of the Code and to the extent that such discretion is permitted by law, if the Committee determines in its discretion that the absence is not a termination of employment.

13. Amendments and Termination.
a.Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 13(b) without stockholder approval.
b.Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash in a manner which would result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
14. General.
a.Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
b.Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Eligible Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5(b) (subject to adjustment under Section 12); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.
c.Nontransferability.
i.Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge,

ANNEX A
attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
ii.Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee, as applicable, in its sole discretion, or (2) as provided in the applicable Award Agreement (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”) provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
iii.The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
d.Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards. However, dividends and dividend equivalents credited or payable in connection with an Award that has not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests.
e.Tax Withholding.
i.A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
ii.Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the maximum required statutory withholding liability) by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability. A Participant may elect to satisfy such withholding liability through cash or cash proceeds.

ANNEX A
f.No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
g.International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or Sub Plans or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
h.Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
i.Termination of Employment. Except as otherwise provided in the applicable Participant Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service of such Participant with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be considered a termination of employment or service of such Participant with the Company or an Affiliate for purposes of the Plan.
j.No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.
k.Government and Other Regulations.
i.The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award

ANNEX A
Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
ii.The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions, blockage, other market considerations or any combination of the foregoing would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
l.No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
m.Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
n.Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
o.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

ANNEX A
p.Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
q.Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
r.Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
s.Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in Hamilton County, Ohio (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 14(s), the provisions of this Section 14(s) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten (10) business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of Ohio or any court sitting in Hamilton County, Ohio. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.
t.Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
u.Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan or an Award must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limit set forth above in its sole discretion, any claim not brought within the time period specified shall be waived and forever barred.
v.Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
w.409A of the Code. Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall comply with Section 409A of the Code. Each Award granted under the Plan is intended to be either exempt from or in

ANNEX A
compliance with the requirements of Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. If a Participant is a Specified Employee at the time of the Participant’s Separation from Service with the Company, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under an Award (which Award is subject to Section 409A of the Code and otherwise provides for the commencement of payments or benefits upon Separation from Service) shall be deferred until the date that is six months following the Participant’s Separation from Service (or such other period as required to comply with Section 409A of the Code).
x.Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, a Participant Agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. A Participant Agreement may also provide that if the Participant engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. In addition, any Award shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of any national securities exchange on which the Company’s Common Stock is traded or the Securities and Exchange Commission.
y.Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14(w), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
z.Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 14(z) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan, Awards, and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

ANNEX A
aa.Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 14(aa) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.
ab.Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

ANNEX B
ATRICURE, INC.
2018 EMPLOYEE STOCK PURCHASE PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 18, 2026)
1. Purpose.
The purposes of the Plan are as follows:
a.To assist employees of the Company and its Participating Subsidiaries (as defined below) with the opportunity to acquire stock ownership interest in the Company. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and the Plan will be administered and interpreted in accordance with that intent;
b.To help employees provide for their future security and to encourage them to remain in the employment of the Company; and
c.To help align the interests of our employees with those of the Company’s shareholders.
2. Definitions.
“Board or Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
“Change in Control” means the occurrence of any of the following events:
i.Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
ii.The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
iii.The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means the committee appointed by the Board to administer the Plan.
“Common Stock” means the common stock of the Company, par value $0.001 per share. “Common Stock” shall also include (i) the common stock of the surviving corporation in any consolidation, merger or reincorporation effected exclusively to change the domicile of the Company and (ii) such other securities of the Company that may be substituted for Common Stock pursuant to Section 18 hereof.
“Company” means AtriCure, Inc., a Delaware corporation, or any successor corporation (including, without limitation, the surviving corporation in any consolidation, merger or reincorporation effected exclusively to change the domicile of the Company).
“Compensation” means all base straight time gross earnings, non-worked paid hours (PTO, VTO, Holiday, Bereavement, Jury, Excused Paid Time Off, and Parental Leave), annual bonuses as may be elected by an Eligible Employee, and commissions, exclusive of payments for overtime, shift premium, fringe benefits and other compensation paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan.
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
“Effective Date” means the date as of which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 19.11 hereof.
“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall

ANNEX B
be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
“Eligible Employee” means an Employee of the Company:
i.who does not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code);
ii.whose customary employment is for more than twenty (20) hours per week; and
iii.whose customary employment is for more than five (5) months in any calendar year.
For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.
Notwithstanding the foregoing, the Committee may exclude from participation in the Plan any Employee who is a “highly compensated employee” of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.
“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.
“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means as of any date, the value of Common Stock determined as follows:
i.If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as reported in The Wall Street Journal (or such other source as the Committee may deem reliable for such purposes) for such date, or if no sale occurred on such date, the closing sales price on the first trading date immediately prior to such date during which a sale occurred;
ii.If the Common Stock is not traded on any established stock exchange or a national market system but is quoted on a quotation system, its Fair Market Value shall be the mean between the closing representative bid and asked prices for the Common Stock on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or
iii.In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.
“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.
“Offering or Offering Period” means each period of approximately six (6) months commencing on any January 1 and July 1 and terminating on the last Trading Day on or before the next occurring June 30 or December 31, as applicable, except for the first Offering Period under the Plan, which shall commence on the Effective Date and end on December 31, 2018. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period have a duration in excess of twenty-seven (27) months.
“Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Participant” means an Eligible Employee who is actively participating in the Plan.
“Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion. The

ANNEX B
Committee may designate, or terminate the designation of, a subsidiary as a Participating Subsidiary without the approval of the shareholders of the Company.
“Plan” means this AtriCure, Inc. 2018 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.
“Purchase Date” means the last Trading Day of each Offering Period.
“Purchase Price” means 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however that (i) if the Committee so designates, the Committee may set from time to time for future Offering Periods a higher percentage of Fair Market Value of a share of Common Stock or a higher dollar amount as the Purchase Price or instead provide that the Purchase Price will be calculated based only on a percentage of the Fair Market Value of a share of Common Stock on the Purchase Date that is equal to or more than 85%; (ii) the Purchase Price may be adjusted by the Committee pursuant to Section 18 hereof; and (iii) the Purchase Price shall in no event be less than the par value of a share of Common Stock.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
3. Administration.
3.aThe Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be paid by the Company.
3.bThe Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.
3.cAll expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.
4. Eligibility.
Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.
5. Offering Periods.
The Plan shall be implemented by a series of consecutive Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or such other times as

ANNEX B
determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.
6. Participation.
6.1.Custom Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 10% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.
6.2.Election Changes. During an Offering Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period. The Committee may limit the number of election changes made by a Participant in an Offering Period. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least five (5) business days before the Purchase Date.
6.3.Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.
7. Grant of Option.
On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than 2,500 shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan).
8. Exercise of Option/Purchase of Shares.
A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased but notional fractional shares of Common Stock will be allocated to the Participant’s ESPP Share Account to be aggregated with other notional fractional shares of Common Stock on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.
9. Transfer of Shares.
As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10. Withdrawal.
10.1.Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least five (5) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from

ANNEX B
an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6 of the Plan.
10.2.Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.
11. Termination of Employment; Change in Employment Status.
Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated
12. Interest.
No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
13. Shares Reserved for Plan.
13.1.Number of Shares. The maximum number of shares of Common Stock reserved as authorized for the grant of options under the Plan is 2,000,000 ~~1,250,000~~ shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. In addition, any unused shares reserved under the AtriCure, Inc. 2008 Employee Stock Purchase Plan shall become available for issuance under this Plan and if any right granted under the AtriCure, Inc. 2008 Employee Stock Purchase Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall become available for issuance under this Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.
13.2.Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
14. Transferability.
No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
15. Application of Funds.
All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.
16. Statements.
Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.
17. Designation of Beneficiary.
17.1.A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if

ANNEX B
any, from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period.
17.2.Such designation of a beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

18. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Change in Control.
18.1.Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each Participant may purchase during each Offering Period (pursuant to Section 7 hereof), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
18.2.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the effective date of the Company’s proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
18.3.Merger or Change in Control. In the event of a merger or Change in Control, the Offering Period with respect to each outstanding option will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Committee will notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
19. General Provisions.
19.1.Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.
19.2.No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

ANNEX B
19.3.Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.
19.4.Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
19.5.Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
19.6.Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed.
19.7.Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.
19.8.Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten (10) years.
19.9.Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.
19.10.Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
19.11.Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
19.12.Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.
19.13.Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.
19.14.Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
19.15.Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

ANNEX C
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this proxy statement as supplemental financial metrics.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, and non-recurring charges that are not reflective of the operational results of the Company’s core business and may affect comparability of results period-over-period. Non-recurring charges include acquisition costs, acquired-in-process research and development (IPR&D) and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported to the most comparable GAAP measure for the respective periods can be found below.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)
In Thousands
(Unaudited)

	Twelve Months Ended December 31,
	2025	2024
Net loss, as reported	$(11,448)	$(44,698)
Income tax expense	1,285	1,024
Other expense, net	716	3,661
Depreciation and amortization expense	20,531	18,733
Share-based compensation expense	44,685	40,405
Acquired in-process research & development expense	6,000	12,000
Non-GAAP adjusted income (adjusted EBITDA)	$61,769	$31,125

C-1

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS OF ATRICURE, INC. May 20, 2021 at 9:00 AM EDT Access to this year's Virtual Annual Meeting of Stockholders will be available at www.virtualshareholdermeeting.com/ATRC2021 IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20. 2021: You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. The Proxy Statement and Company's Annual Report on Form 10-K are available at: www.proxyvote.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. Please detach along perforated line and mail in the envelope provided. D40700-P50617 ATRICURE, INC. 2021 ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2021 9:00 AM EDT THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder of AtriCure, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2021, and hereby appoints Michael H. Carrel and Angela L. Wirick, or either of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2021 Annual Meeting of Stockholders of AtriCure, Inc. to be held on May 20, 2021 at 9:00 AM EDT online at www.virtualshareholdermeetina.com/ATRC2021 and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, hereby revoking any proxies heretofore given, on the matters set forth on the reverse side and in their discretion with respect to such other business as may properly come before such Annual Meeting or at any postponement or adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

ATRICURE, INC.
ATTN: ALLIE WALKER
7555 INNOVATION WAY
MASON, OH 45040

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ATRICURE, INC.

The Board of Directors recommends you vote "FOR" each of the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Michael H. Carrel	☐	☐	☐
1b. Regina E. Groves	☐	☐	☐
1c. B. Kristine Johnson	☐	☐	☐
1d. Shlomo Nachman	☐	☐	☐
1e. Karen N. Prange	☐	☐	☐
1f. Deborah H. Telman	☐	☐	☐
1g. Sven A. Wehrwein	☐	☐	☐
1h. Robert S. White	☐	☐	☐
1i. Maggie Yuen	☐	☐	☐

The Board of Directors recommends you vote "FOR" the following proposals 2, 3, 4 and 5:	For	Against	Abstain
2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐
3. Proposal to approve an amendment to the AtriCure, Inc. 2023 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 1,500,000.	☐	☐	☐
4. Proposal to approve an amendment to the AtriCure, Inc. 2018 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance thereunder by 750,000.	☐	☐	☐
5. Advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2026 Annual Meeting.	☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NINE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026; (3) FOR THE AMENDMENT TO THE ATRICURE, INC. 2023 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,500,000; (4) FOR THE AMENDMENT TO THE ATRICURE, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 750,000; (5) FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT FOR THE 2026 ANNUAL MEETING; AND (6) IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS AS MAY COME BEFORE THE MEETING. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company or partnership name by authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date